Exhibit 2.1

EXECUTION VERSION

PROJECT GORDIE
___________________________________________________
EQUITY PURCHASE AGREEMENT
BY AND AMONG
JACK OHIO FINANCE LLC,
JACK OHIO LLC
QUINTUS LANDLORD LLC
VICI PROPERTIES L.P.
AND
SUCH ADDITIONAL PARTIES SET FORTH ON
THE SIGNATURE PAGES HERETO
Dated as of October 28, 2019
___________________________________________________

i

Exhibit A:	Non-Higbee Subsidiary Sellers and Non-Higbee Conveyed Properties
Exhibit B:	Form of Higbee REA
Exhibit C:	Form of Higbee REA Side Letter
Exhibit D:	Form of Master Lease (including form of guaranty attached as Exhibit F thereto)
Exhibit E:	Intentionally Omitted
Exhibit F:	Pro Forma Title Policies
Exhibit G:	Form of Restrictive Covenant
Exhibit H:	Form of Certificate of Formation
Exhibit I:	Form of Operating Agreement
Exhibit J:	Form of Higbee Deed
Exhibit K:	Form of Higbee Bill of Sale
Exhibit L:	Form of Higbee Assignment of Intangible Property
Exhibit M:	Form of Higbee Certification in Compliance with Treasury Regulations Section 1.1445-2
Exhibit N:	Form of Deed
Exhibit O:	Form of Bill of Sale
Exhibit P:	Form of Assignment of Intangible Property
Exhibit Q:	Form of Certification in Compliance with Treasury Regulations Section 1.1445-2
Exhibit R:	Form of Agreement and Plan of Merger (including form of certificate of merger attached as Exhibit A thereto)
Exhibit S:	Form of Seller’s Officer’s Certificate
Exhibit T:	Form of Assignment of Cooperative Agreement
Exhibit U:	Form of Amended and Restated Limited Liability Company Agreement of Rock Ohio Ventures LLC
Exhibit V:	Form of Escrow Agreement
Exhibit W:	Form of Loan Agreement

Schedule 1.01(a):	Closing Governmental Approvals
Schedule 1.01(b):	Surveys
Schedule 1.01(c):	Indebtedness
Schedule 1.01(d):	Endorsements
Schedule 1.01(e):	Rock Ohio Ventures LLC Recapitalization
Schedule 1.01(f)	Huron Road Description
Schedule 1.01(g):	Lot A Description
Schedule 6.02(j):	Related Party Agreements to be Terminated
Schedule 7.01(a)(ii):	Organization, Authority and Qualifications
Schedule 7.01(c):	Non-Contravention; Consents
Schedule 7.01(f):	Absence of Certain Changes, Events and Conditions
Schedule 7.01(g):	Title to Assets; Real Property; Tangible Personal Property
Schedule 7.01(h):	Insurance Policies
Schedule 7.01(i):	Legal Proceedings; Governmental Orders
Schedule 7.01(j):	Compliance with Laws; Permits
Schedule 7.01(k):	Environmental Matters
Schedule 7.01(m):	Taxes
Schedule 7.01(o):	Related-Party Transactions
Schedule 7.01(p):	Material Contracts
Schedule 7.01(q):	Intellectual Property
Schedule 8.02:	Third Party Deliverables
Schedule 8.03:	Conduct of the Seller Prior to the Transfer Sub Membership Interests Closing; Access to Information
Schedule 8.07(b):	S-X Financial Statements
Schedule 9.03(m):	Required Third Party Deliverables

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of October 28, 2019, is entered into by and among JACK OHIO FINANCE LLC, a Delaware limited liability company (“Jack Ohio Finance” or the “Seller”), QUINTUS LANDLORD, LLC, a Delaware limited liability company (the “Higbee Transferor”), solely for purposes of Article VII, Article VIII, Article IX and Article XI, JACK OHIO LLC, a Delaware limited liability company (“Jack Ohio” and together with Jack Ohio Finance, the “Seller”), VICI PROPERTIES L.P., a Delaware limited partnership (the “Buyer” and together with the Seller, the Higbee Transferor and the Transfer Subs, the “Parties” and each, a “Party”) and such additional parties set forth on the signature pages hereto.
RECITALS
WHEREAS, the Seller is the direct or indirect owner of the Subsidiaries that own certain Real Property as further described herein and that are identified on Exhibit A attached hereto as the owners of such property (each, a “Non-Higbee Subsidiary Seller”, and collectively, the “Non-Higbee Subsidiary Sellers”, and together with the Higbee Transferor, collectively, the “Subsidiary Sellers” and each, a “Subsidiary Seller”);
WHEREAS, each Non-Higbee Subsidiary Seller is the owner of the fee estate of the Real Property set forth opposite its name on Exhibit A attached hereto and more particularly described in Exhibit A attached hereto (together with the Improvements and Appurtenant Rights related thereto, collectively, the “Non-Higbee Conveyed Properties”);
WHEREAS, the Higbee Transferor is the fee owner of the Real Property located at 100 Public Square in Cleveland, Ohio (the “Higbee Building”) comprised of the following separate and distinct parcels: (A) the parcels having the following permanent parcel numbers: 101-23-050F, 101-23-072R, 101-23-072S, 101-23-002 and 101-23-004 (together with all Improvements and Appurtenant Rights related thereto, collectively, the “Higbee Gaming Parcel”; and together with the Non-Higbee Conveyed Properties, collectively, the “Conveyed Properties” and each, a “Conveyed Property”); (B) the parcel having the following permanent parcel number: 101-23-100X (together with all Improvements and Appurtenant Rights related thereto, the “Fourth Floor Parcel”) and (C) the parcels having the following permanent parcel numbers: 101-23-050G, 101-23-050H, and 101-23-050I (together with all Improvements and Appurtenant Rights related thereto) (together with the Fourth Floor Parcel, collectively, the “Higbee Commercial Parcel”);
WHEREAS, the Higbee Transferor intends to form a new limited liability company in the State of Delaware (authorized to do business in the State of Ohio), the sole member of which is the Higbee Transferor (the “Cleveland Transfer Sub”) and, upon completion of the formation of the Cleveland Transfer Sub, the Higbee Transferor shall contribute to the Cleveland Transfer Sub in contemplation of capitalization thereof the Higbee Gaming Parcel (collectively, the “Higbee Transfer”);
WHEREAS, at the Higbee Closing (as defined below), the Higbee Transferor and the Cleveland Transfer Sub shall (i) execute and deliver to each other, and submit for recording in the Cuyahoga County Fiscal Office land records, that certain Reciprocal Agreement of Easements, Covenants, Conditions and Restrictions, the form of which is set forth as Exhibit B attached hereto

(the “Higbee REA”), and (ii) execute and deliver to each other that certain Agreement Concerning Limited Contest Covenant, the form of which is set forth as Exhibit C attached hereto (the “Higbee REA Side Letter”), in order to establish, declare and agree to certain covenants, conditions, restrictions and easements which shall govern and control the operation of the Higbee Building;
WHEREAS, the Seller wishes to cause (i) Jack Thistledown Racino LLC, a Delaware limited liability company (“JTR”) to form a new limited liability company in the State of Delaware (authorized to do business in the State of Ohio), the sole member of which is JTR (the “Thistledown Transfer Sub” and with the Cleveland Transfer Sub, collectively, the “Transfer Subs”) and, upon the completion of the formation of the Thistledown Transfer Sub, the Seller shall cause JTR to contribute to the Thistledown Transfer Sub in contemplation of the capitalization thereof, fee simple title to the Thistledown Real Property and (ii) each Non-Higbee Subsidiary Seller other than JTR to contribute to the Cleveland Transfer Sub fee simple title to each Non-Higbee Conveyed Property other than the Thistledown Real Property (the “Reorganization”);
WHEREAS, immediately following the Higbee Transfer and the Reorganization, the Seller will own, indirectly through the Subsidiary Sellers, all of the issued and outstanding limited liability company interests in each Transfer Sub (collectively, the “Transfer Sub Membership Interests”), and the Seller wishes to cause the Subsidiary Sellers to sell to the Buyer, and the Buyer wishes to purchase from such Subsidiary Sellers, by way of merger of the Transfer Subs with and into the Buyer or one or more of its assignees, all of the Transfer Sub Membership Interests, subject to the terms and conditions set forth herein (the “Transfer Sub Membership Interests Purchase”);
WHEREAS, immediately following the Transfer Sub Membership Interests Purchase, JTR and Jack Cleveland Casino LLC, a Delaware limited liability company (“JCC” and together with JTR, each, a “Master Lease Tenant” and collectively, the “Master Lease Tenants”), as tenants, and one or more Subsidiaries of the Buyer, as landlord (collectively, “Landlord”), will enter into a master lease, in the form attached hereto as Exhibit D (the “Master Lease”), pursuant to which JCC will lease the Cleveland Real Property from Landlord and JTR will lease the Thistledown Real Property from Landlord;
WHEREAS, concurrent with the entry into the Master Lease, Landlord and Rock Ohio Ventures LLC, a Delaware limited liability company (“Guarantor”) will enter into a guaranty of lease, attached as Exhibit F to the Master Lease (the “Lease Guaranty”), pursuant to which Guarantor will agree to guaranty all of the obligations of the Master Lease Tenants under the Master Lease;
WHEREAS, the Conveyed Properties are benefitted by casino gaming rights and privileges established under the Ohio Constitution; and
WHEREAS, the foregoing actions will effectively accomplish the sale-leaseback of the Conveyed Properties on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“A&R ROV Operating Agreement” has the meaning set forth in Section 6.02(k).
“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, for (a) an acquisition of (x) any or all of the fee interests in the Conveyed Property or (y) the assets of the Business (other than inventory in the Ordinary Course of Business), (b) an acquisition of beneficial ownership of shares of any class of voting securities of or voting equity interests in the Seller or any of its Subsidiaries that directly or indirectly own or control any of the Conveyed Property or the Business, (c) a merger, consolidation, joint venture or other business combination involving the Seller or any of its Subsidiaries that own or control any of the Conveyed Property or the Business, (d) an acquisition of any substantial interest in, or control over, any of the Conveyed Property or the Business (through any sale, lease, sale-leaseback, pledge, mortgage, license, partnership, joint venture or otherwise), or (e) any other transaction similar to any of the foregoing with respect to any of the Conveyed Property or the Business, provided, however, that the term “Acquisition Proposal” shall not include the sale of the Transfer Sub Membership Interests to the Buyer or any of the other transactions contemplated hereby.
“Action” means any appeal, petition, plea, charge, complaint, claim, suit, demand, litigation (whether at law or in equity, whether civil or criminal), arbitration, mediation, hearing or legal action, or an inquiry, proceeding or investigation by or before a Governmental Authority.
“Additional Encumbrances” has the meaning set forth in Section 9.03(f).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Anti-Corruption Laws” means all applicable Laws and regulations, prohibiting bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the General Federal Bribery Statute, 18 U.S.C. § 201, and any other applicable equivalent or comparable Laws.
“Anti-Money Laundering Laws” means all applicable anti-money laundering Laws and regulations, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, as amended, and any other applicable equivalent or comparable Laws.
“Assignment of Intangible Property” has the meaning set forth in Section 5.03(d).

“Audited Financial Statements” has the meaning set forth in Section 7.01(d)(i).
“Balance Sheet” has the meaning set forth in Section 7.01(d)(ii).
“Balance Sheet Date” has the meaning set forth in Section 7.01(d)(ii).
“Bill of Sale” has the meaning set forth in Section 5.03(c).
“Business” means the ownership and operation of JACK Cleveland Casino and JACK Thistledown Racino (including, in each case, the ownership of the real estate or interests therein used in connection with the operation thereof).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cleveland, Ohio or New York City, New York are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Licensed Parties” has the meaning set forth in Section 7.02(f)(i).
“Buyer Licensing Affiliates” means all the Buyer’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of the Buyer for any license, permit, findings of suitability or other authorization by any Gaming Authority.
“Buyer Parent” means VICI Properties Inc., a Maryland corporation.
“Buyer Related Parties” has the meaning set forth in Section 7.02(f)(i).
“Buyer Related Party Permits” has the meaning set forth in Section 7.02(f)(i).
“Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Edward B. Pitoniak and John Payne.
“Cash Consideration” means the Transfer Sub Membership Interests Purchase Price less (i) the Seller R&W Insurance Cost and (ii) the Original Escrowed Amount.
“Casualty Event” means the damage or destruction of any Conveyed Property or any portion thereof by fire or other casualty.
“Chosen Courts” has the meaning set forth in Section 11.10(b).
“Claim Notice” has the meaning set forth in Section 8.19.
“Cleveland Real Property” means collectively, the Conveyed Property (i) owned by the Higbee Transferor and (ii) identified on Exhibit A as owned by each Non-Higbee Subsidiary Seller other than JTR.
“Cleveland Transfer Sub” has the meaning set forth in the Recitals.

“Closing Buyer Gaming Approvals” means those Closing Governmental Approvals set forth under the heading “Closing Buyer Gaming Approvals” on Schedule 1.01(a).
“Closing Date” means, subject to the terms and conditions of this Agreement, no later than three (3) Business Days after the last of the conditions to the Transfer Sub Membership Interests Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to their satisfaction at the Transfer Sub Membership Interests Closing), at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP in New York, New York, or at such other time or on such other date or at such other place as the Seller and the Buyer may mutually agree upon in writing, and, by such agreement, the Transfer Sub Membership Interests Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment; provided that in no event shall the Transfer Sub Membership Interests Closing occur prior to the Inside Date.
“Closing Governmental Approvals” means the filings, submissions, consents and approvals set forth on Schedule 1.01(a).
“Closing Seller Approvals” means those Closing Governmental Approvals set forth under the heading “Closing Seller Approvals” on Schedule 1.01(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Compliant” means, with respect to the Required Financial Information furnished to the Buyer, that (i) such Required Financial Information is correct in all material respects and does not contain any untrue statement of a material fact regarding Jack Ohio Finance, the Subsidiary Sellers and the Master Lease Tenants or any of their respective Subsidiaries or omit to state any material fact regarding Jack Ohio Finance, the Subsidiary Sellers and the Master Lease Tenants or any of their respective Subsidiaries, in each case, necessary in order to make such Required Financial Information not misleading under the circumstances in which such Required Financial Information is furnished (after giving effect to all supplements and amendments thereto) and (ii) no audit opinion with respect to any financial statements contained in the Required Financial Information shall have been withdrawn.
“Condemnation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Authority for the taking of all or any portion of any Conveyed Property.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 19, 2018, as amended May 25, 2018, by and among VICI Properties, Inc., Jack Ohio and Greektown Mothership LLC.
“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, obligation, commitment, quotation or other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Conveyed Properties” has the meaning set forth in the Recitals.
“Cooperative Agreement” means that certain Amended, Restated and Supplemented Cooperative Agreement, dated as of December 1, 2015, by and among the County of Cuyahoga, Ohio (the “County”), the City of Cleveland, Ohio (the “City”), the Higbee Transferor (as successor-in-interest to Higbee Mothership LLC), the Cleveland-Cuyahoga County Port Authority (the “Authority”) and The Huntington National Bank, as trustee (the “Trustee”).
“Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected with respect to customers of JCC and/or JTR in connection with the business of JCC and/or JTR including any information used in connection with marketing and promoting the business of JCC and/or JTR and tracking player history.
“Customer List” means a list of the names and key tendencies of customers listed on the Customer Database who have engaged in at least one (1) transaction at the Cleveland Real Property or the Thistledown Real Property during the twenty-four (24) month period prior to the Closing, in a format that is reasonably acceptable to the Buyer.
“Data Room” means the virtual data room hosted by Intralinks to which the Seller has provided access to the Buyer or its Representatives to review copies of Contracts, Permits and other due diligence materials pertaining to the Subsidiary Sellers.
“Declaration” means that certain Amended Declaration of Covenants, dated as of December 1, 2015, by the Higbee Transferor (as successor-in-interest to Higbee Mothership LLC), amending the Declaration of Covenants, dated as of June 1, 2010, recorded as Document No. 20101230445 in the records of Cuyahoga County, Ohio.
“Deeds” has the meaning set forth in Section 5.03(a).
“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect.
“Encumbrance” means any lien, option, pledge, mortgage, deed of trust, security interest, charge, claim, easement, right of way, lease, right of first refusal, encroachment, other restriction on transfer or other encumbrance.
“Environmental Claim” means any action, suit, claim, investigation, request for information or other Action by any Person alleging liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources or the environment (including ambient air,

soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence, Release, clean up or remediation of, or exposure to, any Hazardous Materials.
“Environmental Notice” means any written directive, notice of violation or infraction, or other written notice relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.
“Escrow Agent” means First American Title Insurance Company.
“Escrow Agreement” has the meaning set forth in Section 8.19.
“Escrowed Amount” has the meaning set forth in Section 8.19.
“Excluded Information” has the meaning set forth in Section 8.08(a)(iv).
“Existing Debt Documents” means those credit agreements, loan agreements and indentures listed on Schedule 1.01(c) and, in each case, all guarantees, security and pledge agreements, mortgages and instruments delivered in connection therewith.
“Existing Debt Encumbrances” has the meaning set forth in the definition of “Permitted Encumbrances.”
“Existing Debt Facilities” means the Indebtedness set forth on Schedule 1.01(c).
“Existing Debt Payoff and Release Documentation” means the delivery of (i) executed payoff letter, lien releases, discharges or other relevant documentation evidencing payoff and/or release of liens from the creditors under the Existing Debt Documents or their respective representatives, in form and substance reasonably acceptable to Buyer, (ii)(1) executed documentation, in form and substance reasonably acceptable to Buyer, under customary escrow arrangements necessary for the Subsidiary Sellers to obtain releases of, or evidence the release of, all Encumbrances on the Transfer Sub Membership Interests and the Conveyed Property (other than, in the case of the Conveyed Property, Permitted Encumbrances (which, for the avoidance of doubt, shall not include Existing Debt Encumbrances)) or (2) in the case of UCC financing statements, draft UCC termination statements that will be filed on the date of the Transfer Sub Membership Interests Closing, and (iii) evidence of the release of the guarantees provided by the Subsidiary Sellers and, if applicable, the Transfer Subs, in each case, relating to the Existing Debt Documents.
“Financial Statements” has the meaning set forth in Section 7.01(d)(i).
“Financing” means a debt or equity or equity linked securities financing in connection with the Transfer Sub Membership Interests Purchase.

“Financing Parties” means the prospective Financing providers involved in any Financing and any agent or arrangers thereof, together with each former, current and future Affiliate thereof and each former, current and future Representative of each such Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.
“Form 8-K Financial Statements” has the meaning set forth in Section 8.07(b)(i).
“Fourth Floor Parcel” has the meaning set forth in the Recitals.
“Fraud” means, with respect to any Party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Gaming Authorities” means any Governmental Authority that holds regulatory, licensing or Permit authority over gambling, gaming facilities, gaming, video lottery terminals, lotteries, horse racing or casino activities conducted by Seller, any Subsidiary Seller or any of their Affiliates.
“Gaming Facility” means a facility at which there are operations of slot machines, video lottery terminals, blackjack, baccarat, keno operation, table games, any other mechanical or computerized gaming devices, pari-mutuel and simulcast wagering, lottery games, or other applicable types of betting or wagering (including, but not limited to, sports wagering), or which is otherwise operated for purposes of gaming, and all related or ancillary real property. Gaming Facility does not include a facility where charitable gambling activities are conducted by a charitable organization not for profit as authorized under Ohio law, or where skill-based amusement machine activity is conducted as currently defined in Section 2915.01 of the Ohio Revised Code as of the date hereof.
“Gaming Laws” means all Laws, including but not limited to the Laws of the State of Ohio, governing or relating to Seller, any Subsidiary Seller or their respective Affiliates and the gambling, video lottery terminals, gaming, lottery, horse racing or casino activities, operations or facilities of Seller, any Subsidiary Seller or any of their respective Affiliates, in each case, as amended from time to time.
“Gaming Permitted Real Property” has the meaning set forth in Section 7.01(g)(xiv).
“Governmental Authority” means any federal, state, local, tribal, provincial or foreign government or political subdivision thereof, or any legislative, judicial, administrative or regulatory agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction, including Gaming Authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantor” has the meaning set forth in the Recitals.
“Hazardous Materials” means any material, substance, chemical or waste (i) that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any that is regulated, listed or defined as a pollutant, contaminant, toxic substance, special waste, hazardous substance or hazardous waste under any Environmental Law, (ii) the presence of which requires investigation or remediation under any Environmental Law, or (iii) that is petroleum, asbestos, urea formaldehyde, polychlorinated biphenyls, or mold.
“Higbee Bill of Sale” has the meaning set forth in Section 4.02(d).
“Higbee Building” has the meaning set forth in the Recitals.
“Higbee Closing” has the meaning set forth in Section 4.01.
“Higbee Commercial Parcel” has the meaning set forth in the Recitals.
“Higbee Gaming Parcel” has the meaning set forth in the Recitals.
“Higbee REA” has the meaning set forth in the Recitals.
“Higbee REA Side Letter” has the meaning set forth in the Recitals.
“Higbee Transfer” has the meaning set forth in the Recitals.
“Higbee Transferor” has the meaning set forth in the preamble.
“Huron Road Development Parcel” means the real property reflected on Schedule 1.01(f) and any Improvements thereon.
“Indebtedness” of any Person means the following, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid fees thereon: (i) indebtedness for borrowed money; (ii) amounts owing as deferred purchase price for property or services (other than trade accounts payable arising in the Ordinary Course of Business) or purchase money amounts owed, including all equipment vendor financing, seller notes and “earnout” payments; (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument; (iv) indebtedness secured by an Encumbrance (other than a Permitted Encumbrance) on assets or properties of such Person (including any mortgage); (v) obligations under any interest rate, currency or other hedging or swap agreement; (vi) all obligations of such Person as lessee under capital or finance leases of the type which is required to be reflected on a balance sheet prepared in accordance with GAAP, without giving effect to any changes to GAAP which become effective after the date hereof; (vii) any performance bond, letter of credit or surety, bond, in each case, solely to the extent drawn upon or payable (including reimbursement obligations) and not continuing, or any bank overdrafts and similar charges; (viii)

guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above; or (ix) any Liability in respect of any interest, prepayment penalties, breakage fees or premiums, make-whole amounts, fees (including consent fees) and expenses in respect to any indebtedness described in clauses (i) through (viii); provided, however, that notwithstanding anything to the contrary contained herein, the term “Indebtedness” shall not include (A) any amounts available under any debt instrument to the extent undrawn or uncalled (except to the extent of any fees accrued or payable with respect to such availability), or (B) obligations under operating leases.
“Inside Date” means November 15, 2019.
“Interim Financial Statements” has the meaning set forth in Section 7.01(d)(i).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications), and all goodwill connected with the use of or symbolized by the foregoing; (ii) copyrights, copyrighted works and all works of authorship, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications); (iii) confidential know-how, inventions, designs and processes, whether patentable or not, and other confidential information; (iv) Trade Secrets; (v) patents and patent applications, including reissues, provisionals, divisions, continuations, continuations in part, renewals, extensions, substitutions and reexaminations thereof; (vi) uniform resource locators, internet domain name registrations and other names and locators associated with the Internet; and (vii) rights in Software.
“Jack Cleveland Casino Lease” means the Lease, dated July 31, 2013, by and between Quintus Landlord LLC (as successor-in-interest to Higbee Mothership LLC), as Landlord, and Jack Cleveland Casino LLC f/k/a Rock Ohio Caesars Cleveland LLC, as Tenant, as amended by that certain First Amendment to Lease, dated as of May 2014, that certain Second Amendment to Lease, dated as of August 28, 2015 and that certain Third Amendment to Lease, dated June 15, 2016, for the premises described therein which is located in the building situated at 100 Public Square, Cleveland, Ohio 44113.
“Jack Ohio” has the meaning set forth in the preamble.
“Jack Ohio Finance” has the meaning set forth in the preamble.
“JCC” has the meaning set forth in the Recitals.
“Joinder” has the meaning set forth in Section 6.03(a).
“JTR” has the meaning set forth in the Recitals.
“Landlord” has the meaning set forth in the Recitals.
“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including all Gaming Laws.

“Lease Guaranty” has the meaning set forth in the Recitals.
“Liability” means any liability, debt (including Indebtedness), interest, penalty, adverse claim, fine, Tax, penalty, cost, expense or other obligation whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, due or to become due and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto (including attorneys’ fees and costs of investigation), whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.
“Lot A Real Property” means the real property reflected on Schedule 1.01(g) and any Improvements thereon.
“Master Lease” has the meaning set forth in the Recitals.
“Master Lease Tenant” has the meaning set forth in the Recitals. As the context requires, references to Master Lease Tenant(s) in this Agreement shall mean JCC and JTR in their capacities as Subsidiary Sellers prior to entering into the Master Lease.
“Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations of the Business, (ii) has had or would reasonably be expected to have a material adverse effect on the Cleveland Real Property or the Thistledown Real Property, or (iii) would reasonably be expected to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions; provided, however, that no Effect to the extent resulting or arising from any or all of the following shall constitute or shall be considered in determining whether there has occurred a Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes generally affecting the industry in which the Business operates; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any health emergency, hurricane, flood, tornado, earthquake or other natural disaster or act of God; (F) any failure by the Business to meet any internal or external projections or forecasts (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement or pendency of the Transactions or the identity of, or any facts or circumstances relating to, the Buyer or its Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees; (H) changes in applicable Laws or the interpretation thereof (other than interpretations by Governmental Authorities, including Gaming Authorities, that the transactions contemplated under this Agreement are not permitted under applicable Laws); (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required to be taken by the Seller or any Subsidiary Seller pursuant to the terms of this Agreement or at the written direction of the Buyer or the failure of the Seller or any Subsidiary Seller to take any action if that action is prohibited by this Agreement; or

(K) any breach of this Agreement by the Buyer; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Business as compared to other participants that operate in the industries and markets in which the Subsidiary Sellers operate.
“Material Casualty Event” means a Casualty Event with respect to which the cost of the repair and restoration of the Conveyed Properties, whether or not covered in whole or in part by insurance, would reasonably be excepted to equal or exceed sixty-five million dollars ($65,000,000.00) in the aggregate.
“Material Condemnation Event” means a Condemnation that would reasonably be expected to result in the permanent loss of more than sixty-five million dollars ($65,000,000.00) in the aggregate of the fair market value of the Conveyed Properties.
“Material Contracts” has the meaning set forth in Section 7.01(p)(i).
“Monthly Financials” has the meaning set forth in Section 8.07(a).
“MOU” means the agreement, dated as of June 13, 2013, by and among Penn National Gaming, Inc., Jack Ohio f/k/a Rock Ohio Caesars LLC and the State of Ohio as assigned by the Assignment and Assumption Agreement dated August 3, 2019, among the State of Ohio, Jack Ohio, JCC, and Jack Cincinnati LLC.
“Non-Higbee Subsidiary Sellers” has the meaning set forth in the Recitals.
“Non-Higbee Transferred Assets” has the meaning set forth in Section 2.03(b).
“Occupancy Agreement” has the meaning set forth in Section 8.03(c).
“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past practices of such Person.
“Organizational Documents” means with respect to any Person (other than an individual), the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement or other organizational document of such entity and any amendments thereto.
“Original Escrowed Amount” has the meaning set forth in Section 8.19.
“Other Party” means, (i) with respect to the Seller, the Buyer and (ii) with respect to the Buyer, the Seller and the Subsidiary Sellers.
“Outside Date” has the meaning set forth in Section 10.01(f).

“Owned Intellectual Property” means the Intellectual Property owned by any Master Lease Tenant.
“Parties” has the meaning set forth in the preamble.
“Pedestrian Bridge Maintenance Agreement” means that certain Agreement, dated as of October 4, 2013, between Rock Ohio Caesars Cleveland LLC and The City of Cleveland.
“Pedestrian Bridge Permit” means that certain Encroachment Permit, dated as of September 27, 2013, granted by the City of Cleveland, through its Director of Capital Projects relating to the foundations, street shoring, building and building overhang, curved canopy, canopy and light, and overhead bridge, which encroach into the public right of way of Prospect Avenue S.E., East 1st Street, East 2nd Street and Ontario Street.
“Permits” means any permits, licenses, registrations, findings of suitability, licenses, variances, certificates of occupancy, franchises, approvals, authorizations, and consents of or from Governmental Authorities (including all authorizations under Gaming Laws).
“Permitted Encumbrances” means (i) the matters set forth on Schedule B of each pro forma Title Policy attached hereto as Exhibit F; (ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Audited Financial Statements in accordance with GAAP; (iii) mechanics’, carrier’s, workmen’s, repairmen’s or other like liens against personal property or the Conveyed Properties arising after the date of this Agreement that are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Audited Financial Statements in accordance with GAAP, provided that in all cases such liens are either (A) discharged of record prior to the Transfer Sub Membership Interests Closing or (B) in the case of liens securing obligations that do not exceed $6,500,000 in the aggregate, affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to the Buyer; (iv) the rights of Tenants under Tenant Leases, as tenants only, with no option to purchase any Conveyed Property or any portion thereof or rights of first refusal to purchase any Conveyed Property or any portion thereof; (v) any matter shown on the surveys with respect to each Conveyed Property described on Schedule 1.01(b), provided that the same do not have and would not reasonably be expected to materially reduce the value of the applicable Conveyed Property or materially interfere with the use of the applicable Conveyed Property as it is currently used, (vi) liens on personal property in favor of lessors under any lease of personal or real property to secure the lessee’s rental obligations, and rights of the owners of assets subject to such lease; and (vii) liens arising under any Indebtedness set forth on Schedule 1.01(c) that will be released as of the Transfer Sub Membership Interests Closing (the “Existing Debt Encumbrances”).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, estate, association or other entity.

“Property Specific IP” means all Owned Intellectual Property and other Intellectual Property that is used exclusively in connection with the Conveyed Property or the Business, as shown on Schedule 5 of the Master Lease.
“R&W Insurance Cost” means the premium required to be paid to obtain the R&W Insurance Policy, in addition to all taxes, fees and expenses relating thereto (including, for the avoidance of doubt, fees and expenses associated with carrier diligence and brokerage fees).
“R&W Insurance Policy” means a certain representations and warranty insurance policy for the Transactions to be obtained by the Buyer.
“Real Property” means all real property, in each case together with the buildings and structures located thereon, and all associated parking areas, fixtures and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the “Improvements”); all references hereinafter made to Real Property shall be deemed to include all appurtenant rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Real Property or otherwise appertaining to or benefitting the Real Property or the Improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property (collectively, the “Appurtenant Rights”).
“Recapitalization Agreements” means the agreements effectuating the Rock Ohio Ventures LLC Recapitalization, as set forth on Schedule 1.01(e).
“Regulation S-X” has the meaning set forth in Section 8.07(b)(i).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Reorganization” has the meaning set forth in the Recitals.
“Reorganization Closing” has the meaning set forth in Section 5.01.
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Financial Information” means all financial statements, financial data, audit reports and other financial information regarding Jack Ohio Finance, the Higbee Transferor, JCC, JTR, Ontario Mothership LLC, and any of their respective Subsidiaries of the type and form customarily included in the documents referenced in Section 8.08(a)(i) used to issue, offer, market or syndicate any Financing that is reasonably expected to be launched by the Buyer or one of its Subsidiaries and that is reasonably necessary therefor. For the avoidance of doubt, it is understood that “Required Financial Information” shall not include any Excluded Information.
“Restricted Area” means, collectively, (i) the geographical area that is within a seventy-five (75) mile radius of the Cleveland Real Property, and (ii) the geographical area that is within a seventy-five (75) mile radius of the Thistledown Real Property.
“Restricted Parties” means the Seller and Daniel B. Gilbert and his controlled Affiliates.
“Restrictive Covenant” means, collectively, the Restrictive Covenant Agreements to be recorded against the Fourth Floor Parcel and the Gaming Permitted Real Property, in the form attached hereto as Exhibit G.
“Rock Ohio Ventures LLC Recapitalization” means those transactions set forth on Schedule 1.01(e).
“S-X Financial Statements” has the meaning set forth in Section 8.07(b)(i).
“Seller” has the meaning set forth in the preamble.
“Seller’s Knowledge” means the actual knowledge of Matthew Cullen, Mark Dunkeson, Amy Kuzdowicz, Mark Miller, Dan Reinhard and Glen Tomaszewski after due inquiry with respect to the Business and the Conveyed Properties.
“Seller R&W Insurance Cost” has the meaning set forth in Section 8.16.
“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.
“Specified Action” has the meaning set forth in Section 7.01(i)(i).
“Subsidiary” means, with respect to any Person, any other corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or other entity of which such specified Person, at the time, directly or indirectly through one or more Subsidiaries (i) owns at least 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body, (ii) holds at least 50% of the interest in the capital or profits of such partnership, limited liability company, or joint venture or (iii) holds at least 50% of the beneficial interest in the trust, estate, association, unincorporated organization or other entity that is directly or indirectly owned or controlled through one or more intermediaries by such Person. For the avoidance of doubt, all Transfer Subs are Subsidiaries of the Seller.
“Subsidiary Sellers” has the meaning set forth in the Recitals.
“Survival Period” has the meaning set forth in Section 8.19.
“Surviving Representation Damages” has the meaning set forth in Section 8.19.
“Surviving Representations” has the meaning set forth in Section 8.19.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) all federal, state, local, foreign and other governmental tax jurisdictions income, gross receipts, sales, use, gaming, gains, production, ad valorem, transfer, franchise, registration, profits, license, lease, service payments and minimum service payments, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, social security (or similar, including FICA), disability, environmental, capital stock, stamp, occupation, premium, property (real or personal), value added, alternative or add-on minimum, real property gains, windfall profits, customs, duties, or other governmental taxes, fees, assessments or charges of any kind whatsoever, including any liability under unclaimed property, escheat or similar Laws, together with any interest, additions or penalties and any interest in respect of such additions or penalties, and (ii) liability in respect of any items described in clause (i) payable by reason of being a member of an affiliated, consolidated, combined or unitary group, contract (including any tax sharing, allocation or indemnity agreement), assumption, transferee, successor or similar liability, or operation of law.
“Tenant” means any tenant, subtenant or licensee, as applicable, under any Tenant Lease.
“Tenant Leases” means those leases, subleases and licenses pursuant to which a Subsidiary Seller is the landlord, sublandlord or licensor, as applicable, pursuant to which the applicable Subsidiary Seller leases, subleases or licenses all or a portion of each Conveyed Property to one or more tenants.
“Termination Fee” has the meaning set forth in Section 10.03(a).
“Thistledown Real Property” means the Conveyed Property identified on Exhibit A as owned by JTR.
“Thistledown Transfer Sub” has the meaning set forth in the Recitals.
“Thistledown Transferred Assets” has the meaning set forth in Section 2.03(a).
“Title Company” means First American Title Insurance Company.

“Title Policy” means with respect to each Conveyed Property, an ALTA owner’s title insurance policy issued by the Title Company, in the amount of the portion of the Transfer Sub Membership Interests Purchase Price that is allocated by the Buyer to the applicable Transfer Sub’s interest in such Conveyed Property, or such other amount as the Buyer shall reasonably require, reflecting the Transfer Sub’s (or its designee’s) fee simple title to the Conveyed Property, in each case, subject only to the Permitted Encumbrances (other than, for the avoidance of doubt, Existing Debt Encumbrances), with such endorsements as the Buyer shall reasonably require, including, without limitation, the endorsements set forth on Schedule 1.01(d), together with such co-insurance or re-insurance as the Buyer shall reasonably require, and otherwise in the condition required by this Agreement.
“Trade Secrets” means trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.
“Transactions” means, collectively, the Reorganization, the Higbee Transfer and the Transfer Sub Membership Interests Purchase.
“Transfer Sub Membership Interests” has the meaning set forth in the Recitals.
“Transfer Sub Agreement and Plan of Merger” means an Agreement and Plan of Merger in the form attached as Exhibit R.
“Transfer Sub Membership Interests Closing” means the closing of the Transfer Sub Membership Interests Purchase.
“Transfer Sub Membership Interests Purchase” has the meaning set forth in the Recitals.
“Transfer Sub Membership Interests Purchase Price” means Eight Hundred Forty-Three Million Three Hundred Thousand and 00/100 Dollars ($843,300,000.00).
“Transfer Sub Operating Agreement” means the limited liability company operating agreement of each Transfer Sub.
“Transfer Subs” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 8.01(a).
“Transferred Assets” has the meaning set forth in Section 2.03(b).
“Willful Breach” means an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure) by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a material breach of this Agreement.

ARTICLE II

HIGBEE TRANSFER AND REORGANIZATION
Section 2.01    Transfer Sub Formation. The Seller shall cause each Transfer Sub to be duly formed not more than five (5) Business Days prior to the Closing Date in Delaware pursuant to certificates of formation in the form of Exhibit H and operating agreements in the form of Exhibit I and shall cause each to be qualified to do business in the State of Ohio.
Section 2.02    Transfer of the Higbee Gaming Parcel. Upon the terms and subject to the conditions of this Agreement, at the Higbee Closing, which shall occur immediately prior to the Reorganization, (i) the Higbee Transferor shall contribute to the Cleveland Transfer Sub, following such Cleveland Transfer Sub’s formation and in contemplation of the capitalization of such Cleveland Transfer Sub, (x) the Higbee Gaming Parcel and (y) any benefits, rights, rights of Action and claims (express or implied) to the extent related to the Higbee Gaming Parcel, including, without limitation, the right to seek and hold a Permit or other authorization pursuant to applicable Gaming Laws (the “Higbee Transferred Assets”) and (ii) the Higbee Transferor and the Cleveland Transfer Sub shall enter into the Higbee REA and submit the same for recording in the Cuyahoga County Fiscal Office land records.
Section 2.03    Reorganization. Upon the terms and subject to the conditions of this Agreement, at the Reorganization Closing, which shall occur on the Closing Date immediately following the Higbee Closing and immediately prior to the Transfer Sub Membership Interests Closing, the Seller shall cause:
(a)    JTR to contribute, in contemplation of the capitalization thereof, the following assets, properties, rights and claims of JTR, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Encumbrances, other than Permitted Encumbrances to the Thistledown Transfer Sub (collectively, the “Thistledown Transferred Assets”):
(i)    the Thistledown Real Property; and
(ii)    any benefits, rights, rights of Action and claims (express or implied) to the extent related to the Thistledown Real Property, including, without limitation, the right to seek and hold a Permit or other authorization pursuant to applicable Gaming Laws.
(b)    the Non-Higbee Subsidiary Sellers other than JTR to contribute, as applicable, the following assets, properties, rights and claims of such Non-Higbee Subsidiary Sellers, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Encumbrances, other than Permitted Encumbrances to the Cleveland Transfer Sub (collectively, the “Non-Higbee Transferred Assets” and, with the Higbee Transferred Assets and the Thistledown Transferred Assets, collectively, the “Transferred Assets”):
(i)    the Non-Higbee Conveyed Properties other than the Thistledown Real Property; and

(ii)    any benefits, rights, rights of Action and claims (express or implied) to the extent related to such Non-Higbee Conveyed Properties, including, without limitation, the right to seek and hold a Permit or other authorization pursuant to applicable Gaming Laws.
ARTICLE III
PURCHASE AND SALE OF THE TRANSFER SUB MEMBERSHIP INTERESTS
BY MERGER
Section 3.01    Purchase and Sale of Transfer Sub Membership Interests by Merger. Upon the terms and subject to the conditions of this Agreement, at the Transfer Sub Membership Interests Closing, the Seller shall cause each Subsidiary Seller to sell and convey to the Buyer, and the Buyer shall purchase from each Subsidiary Seller, the Transfer Sub Membership Interests, by way of merger of the Transfer Subs into the Buyer or one or more of its assignees pursuant to one or more agreements, each in the form attached as Exhibit R.
ARTICLE IV

HIGBEE CLOSING
Section 4.01    Higbee Closing. Unless this Agreement is earlier terminated pursuant to Article X before satisfaction or waiver of the conditions set forth in Article IX (other than those conditions to be satisfied or waived at the Higbee Closing), the closing of the Higbee Transfer (the “Higbee Closing”) shall take place immediately prior to the Reorganization Closing, and prior to the Transfer Sub Membership Interests Closing.
Section 4.02    Higbee Transferor’s Closing Deliverables. At the Higbee Closing, the Higbee Transferor shall deliver to the Cleveland Transfer Sub with copies to the Buyer (provided, that the Buyer shall not be required to be provided with copies of the items referenced in subparagraphs (i) and (j) below), all of the following:
(a)    the Higbee REA, duly executed and acknowledged by the Higbee Transferor;
(b)    the Higbee REA Side Letter, duly executed by the Higbee Transferor;
(c)    a limited warranty deed, the form of which is attached hereto as Exhibit J, duly executed and acknowledged by the Higbee Transferor conveying the Higbee Gaming Parcel to the Cleveland Transfer Sub, subject only to Permitted Encumbrances and to the covenants of the owner as specifically set forth in Section 2.5 of the Cooperative Agreement solely to the extent relating to the Higbee Gaming Parcel, together with the required conveyance fee exemption form and affidavit describing the nature of the conveyance (the “Higbee Deed”);
(d)    a bill of sale, the form of which is attached hereto as Exhibit K, duly executed and acknowledged by the Higbee Transferor (the “Higbee Bill of Sale”);

(e)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit L, duly executed by the Higbee Transferor, assigning to the Cleveland Transfer Sub all (except as otherwise specified therein) its right, title and interest in certain permits, to the extent assignable, contracts and intangible property disclosed therein and relating to the Higbee Gaming Parcel (the “Higbee Assignment of Intangible Property”);
(f)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable);
(g)    a certification in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, the form of which is attached hereto as Exhibit M;
(h)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit T, duly executed by the Higbee Transferor, assigning to the Cleveland Transfer Sub its interest, rights and obligations arising under the Cooperative Agreement to the extent relating specifically to the Higbee Gaming Parcel (the “Higbee Assignment of Cooperative Agreement”);
(i)    such affidavits, certificates, documents and/or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy all exceptions and Encumbrances thereto (other than Permitted Encumbrances), including, without limitation, any exceptions for parties in possession claiming through the Higbee Transferor (provided an exception specifically listing any tenants or subtenants occupying the Higbee Gaming Parcel, as tenants or subtenants only, under leases with no option to purchase or rights of first refusal to purchase the Higbee Gaming Parcel, shall be permitted to the extent true), and in order to issue a non-imputation endorsement to the Title Policy;
(j)    such organizational and authorizing documents of the Higbee Transferor and/or the Subsidiaries of the Higbee Transferor as shall be reasonably required by the Buyer and the Title Company authorizing the Higbee Transfer and the execution and delivery of any documents to be executed by the Higbee Transferor and/or such Subsidiaries at the Higbee Closing;
(k)    all books, records, corporate minute books and other files (on computer disc, if available) maintained by the Seller and its Subsidiaries relating to the Higbee Transferred Assets;
(l)    the originals (to the extent in the Seller’s possession) or, if originals are unavailable, copies of plans and specifications for the Improvements, Permits, licenses and other agreements and approvals relating to the maintenance and operation of the Higbee Gaming Parcel; and
(m)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from the Higbee Transferor to consummate the Higbee Transfer that do not impose any material liability on the Higbee Transferor.

Section 4.03    Cleveland Transfer Sub’s Closing Deliverables. At the Higbee Closing, the Higbee Transferor shall cause the Cleveland Transfer Sub to deliver to the Higbee Transferor with copies to the Buyer all of the following:
(a)    counterparty signature page to the Higbee REA, duly executed by the Cleveland Transfer Sub;
(b)    counterparty signature page to the Higbee REA Side Letter, duly executed by the Cleveland Transfer Sub;
(c)    counterparty signature page to the Higbee Deed, duly executed by the Cleveland Transfer Sub;
(d)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable);
(e)    counterparty signature page to the Higbee Assignment of Intangible Property, duly executed by the Cleveland Transfer Sub; and
(f)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from the Cleveland Transfer Sub to consummate the Higbee Transfer.
ARTICLE V

REORGANIZATION CLOSING
Section 5.01    Reorganization Closing. Unless this Agreement is earlier terminated pursuant to Article X before satisfaction or waiver of the conditions set forth in Article IX (other than those conditions to be satisfied or waived at the Reorganization Closing), the closing of the Reorganization (the “Reorganization Closing”) shall take place on the Closing Date, immediately following the Higbee Closing and immediately prior to the Transfer Sub Membership Interests Closing.
Section 5.02    Transfer Subs’ Closing Deliverables. At the Reorganization Closing, the Seller shall cause the Cleveland Transfer Sub and the Thistledown Transfer Sub, as applicable, to deliver to the applicable Non-Higbee Subsidiary Seller, as applicable, with copies to the Buyer, all of the following:
(a)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable);
(b)    counterparty signature page to the Higbee Assignment of Cooperative Agreement, duly executed by the applicable Transfer Sub;
(c)    counterparty signature page to the Assignment of Intangible Property, duly executed by the applicable Transfer Sub; and

(d)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from each applicable Transfer Sub to consummate the Reorganization.
Section 5.03    Seller’s Closing Deliverables. At the Reorganization Closing, the Seller shall, and shall cause the applicable Non-Higbee Subsidiary Seller to deliver to the applicable Transfer Sub, with copies to the Buyer (provided, that the Buyer shall not be required to be provided with copies of the items referenced in subparagraphs (g) and (h) below), all of the following:
(a)    a limited warranty deed, the form of which is attached hereto as Exhibit N, duly executed and acknowledged by each applicable Non-Higbee Subsidiary Seller conveying such Non-Higbee Subsidiary Seller’s Non-Higbee Conveyed Property to the applicable Transfer Sub, subject only to Permitted Encumbrances (the “Deeds”), together with the required conveyance fee exemption form and affidavit describing the nature of the conveyance;
(b)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable);
(c)    a bill of sale, the form of which is attached hereto as Exhibit O, duly executed and acknowledged by each applicable Non-Higbee Subsidiary Seller (the “Bill of Sale”);
(d)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit P, duly executed by each applicable Non-Higbee Subsidiary Seller, assigning all of such Non-Higbee Subsidiary Seller’s right, title and interest in all permits (including the Pedestrian Bridge Permit and the Pedestrian Bridge Maintenance Agreement if, and only if, consent to transfer each of the Pedestrian Bridge Permit and the Pedestrian Bridge Maintenance Agreement is obtained in advance of the Reorganization Closing), to the extent assignable, contracts and intangible property disclosed therein and relating to each of the Non-Higbee Conveyed Properties (the “Assignment of Intangible Property”);
(e)    a certification in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, the form of which is attached hereto as Exhibit Q;
(f)    such affidavits, certificates, documents and/or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy all exceptions and Encumbrances thereto (other than Permitted Encumbrances), including, without limitation, any exceptions for parties in possession claiming through the applicable Non-Higbee Subsidiary Seller (provided an exception specifically listing any tenants or subtenants occupying the applicable Non-Higbee Conveyed Property, as tenants or subtenants only, under leases with no option to purchase or rights of first refusal to purchase all or any portion of the applicable Non-Higbee Conveyed Property, shall be permitted);
(g)    all books, records, corporate minute books and other files (on computer disc, if available) maintained by the Seller and its Subsidiaries relating to the Thistledown Transferred Assets and the Non-Higbee Transferred Assets;

(h)    the originals (to the extent in the Seller’s possession) or, if originals are unavailable, copies of plans and specifications for the Improvements, permits, licenses and other agreements and approvals relating to the maintenance and operation of the Non-Higbee Conveyed Properties;
(i)    such organizational and authorizing documents of the Seller and/or the Subsidiaries as shall be reasonably required by the Buyer and the Title Company authorizing the Reorganization and the execution and delivery of any documents to be executed by the Seller and/or the Subsidiaries at the Reorganization Closing; and
(j)    without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from the Seller and its Subsidiaries to consummate the Reorganization that do not impose any material liability on the Seller or such Subsidiaries.
ARTICLE VI

TRANSFER SUB MEMBERSHIP INTERESTS CLOSING
Section 6.01    Transfer Sub Membership Interests Closing.
(a)    Unless this Agreement is earlier terminated pursuant to Article X before satisfaction or waiver of the conditions set forth in Article IX (other than those conditions to be satisfied or waived at the Transfer Sub Membership Interests Closing), the Transfer Sub Membership Interests Closing shall take place on the Closing Date, immediately following the Reorganization Closing, which shall take place immediately following the Higbee Closing.
(b)    At the Transfer Sub Membership Interests Closing, as consideration for the Transfer Sub Membership Interests, the Buyer shall pay, by wire transfer of immediately available funds, the Cash Consideration to the Seller.
(c)    Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a schedule allocating the Transfer Sub Membership Interests Purchase Price (and any Liabilities of the Transfer Sub and other items taken into account for U.S. federal income tax purposes) among the Conveyed Properties in accordance with all applicable U.S. Tax Law in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state, local and foreign Tax law (such statement, the “Transfer Sub Purchase Price Allocation Schedule”) for the Seller’s review and comment. The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request to prepare such allocation. In the event the Seller and the Buyer cannot agree as to the Transfer Sub Purchase Price Allocation Schedule within thirty (30) days of the Buyer’s delivery of the initial draft of the Transfer Sub Purchase Price Allocation Schedule to the Seller, each of the Seller and the Buyer shall be entitled to take its own position in any Tax Return, Tax proceeding or audit. If there is a final Transfer Sub Purchase Price Allocation Schedule, each of the Seller and the Buyer agree to use the allocations set forth on the final Transfer Sub Purchase Price Allocation Schedule for all Tax purposes (including the preparation and filing of all relevant federal, state, local and foreign Tax Returns (including, but not limited to Internal

Revenue Service Form 8594)) and neither the Seller nor the Buyer shall take any position inconsistent with such allocations on any Tax Return or in any audit or other proceeding related to Taxes, in each case, except to the extent otherwise required pursuant to a change in Law or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).
(d)    At the Transfer Sub Membership Interests Closing, pursuant to that certain Term Loan Credit Agreement, substantially in the form attached hereto as Exhibit W (with all schedules and exhibits thereto, collectively, the “Loan Agreement”), and solely to the extent that all conditions to funding have been satisfied or waived thereunder, the Buyer shall, or shall cause the Lenders (as defined in the Loan Agreement) to, fund the Term Loan (as such term is defined in the Loan Agreement) in the amount of $50,000,000 to the Borrowers (as such term is defined in the Loan Agreement); provided, that, if Buyer waives a failure of Seller to satisfy (i) Section 9.03(a) with respect to Section 7.01(i) or (ii) Section 9.03(d) with respect to a Material Adverse Effect hereunder, Buyer shall cause the Lenders to waive Section 4.01(p) of the Loan Agreement solely with respect to such particular Action (as defined herein), if applicable, or Section 4.01(i) of the Loan Agreement solely with respect to such particular Material Adverse Effect (as defined herein), if applicable.
Section 6.02    Seller’s Closing Deliverables. At the Transfer Sub Membership Interests Closing, the Seller shall, or shall cause the Subsidiary Sellers or other Affiliate of the Seller, as applicable, to, deliver to the Buyer:
(a)    one or more agreements, each in the form attached as Exhibit R, executed by the applicable Transfer Sub and the Buyer or its applicable assignee, pursuant to which the applicable Transfer Sub shall merge with and into the Buyer or its applicable assignee, with the Buyer or its applicable assignee surviving as the surviving entity in such merger or mergers;
(b)    the Master Lease, executed by the Master Lease Tenants;
(c)    the Lease Guaranty, executed by the Guarantor;
(d)    a certification in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, the form of which is attached hereto as Exhibit Q;
(e)    such affidavits, certificates, documents and/or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy all exceptions and Encumbrances thereto (other than Permitted Encumbrances (which, for the avoidance of doubt, shall not include Existing Debt Encumbrances)), including, without limitation, any exceptions for parties in possession claiming through the applicable Subsidiary Seller and to provide non-imputation endorsements in favor of the Buyer (provided an exception specifically listing any tenants or subtenants occupying the applicable Conveyed Property, as tenants or subtenants only, under leases with no option to purchase or rights of first refusal to purchase all or any portion of the applicable Conveyed Property, shall be permitted);

(f)    all books, records, corporate minute books and other files (on computer disc, if available) maintained by the Seller and its Subsidiaries relating to the Transferred Assets; and
(g)    the fixed asset ledger of each Subsidiary Seller as of the last day of the most recent calendar month prior to the Transfer Sub Membership Interests Closing prepared in accordance with GAAP in all material respects;
(h)    a certificate of the Seller’s chief financial officer (or other executive vested with similar duties) in the form of Exhibit S;
(i)    the Existing Debt Payoff and Release Documentation;
(j)    evidence, in form and substance reasonably acceptable to Buyer, of the termination of the agreements set forth on Schedule 6.02(j);
(k)    (i) the Recapitalization Agreements, each executed by the parties thereto and (ii) the amended and restated limited liability company agreement of Guarantor (the “A&R ROV Operating Agreement”) in the form attached hereto as Exhibit U executed by the parties thereto;
(l)    each Restrictive Covenant, executed by the applicable fee owner thereto, including Fundamental Parking, LLC with respect to the Lot A Real Property;
(m)    that certain Loan Agreement, executed by each of Higbee Transferor, May Garage Property LLC, a Delaware limited liability company and Guarantor; and
(n)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from the Subsidiary Sellers to consummate the Transfer Sub Membership Interests Purchase.
Section 6.03    Buyer’s Additional Closing Deliverables. At the Transfer Sub Membership Interests Closing, in addition to the payment of the Transfer Sub Membership Interests Purchase Price, the Buyer shall, or shall cause the applicable Affiliate of Buyer to, deliver to the Seller and each Transfer Sub:
(a)    a joinder to each Transfer Sub’s Operating Agreement, duly executed by the Buyer (a “Joinder”);
(b)    a counterparty signature page to each Transfer Sub Agreement and Plan of Merger, duly executed by the Buyer or its applicable assignee;
(c)    the Master Lease, executed by the applicable assignee of the Buyer;
(d)    the Lease Guaranty, executed by Landlord;

(e)    a counterparty signature page to the Loan Agreement, duly executed by an Affiliate of Buyer; and
(f)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from the Buyer to consummate the Transfer Sub Membership Interests Purchase.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Section 7.01    Representations and Warranties. The Seller represents and warrants to the Buyer as follows:
(a)    Organization, Authority and Qualification.
(i)    The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each Subsidiary Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Seller has made available in the Data Room correct and complete copies of the certificate of formation, operating agreement and any other Organizational Documents of each Subsidiary Seller, each as in effect on the date hereof.
(ii)    Seller is, and each Subsidiary Seller is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which the properties owned or leased by it or the nature or operation of its business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not have a Material Adverse Effect. All jurisdictions are listed on Schedule 7.01(a)(ii).
(iii)    Each Subsidiary Seller and the Seller have all necessary company power and authority to enter into this Agreement (if applicable), to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Seller and the Higbee Transferor of this Agreement, the performance by the Seller and each Subsidiary Seller of their respective obligations hereunder and the consummation by the Seller and each Subsidiary Seller of the Transactions have been duly authorized by all requisite entity action on the part of the Seller and each Subsidiary Seller, and no further entity action by the Seller or any Subsidiary Seller or any of their respective managers, members or Affiliates is required for such purpose. This Agreement has been duly executed and delivered by the Seller and the Higbee Transferor and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a legal, valid and binding obligation of the Seller and the Higbee Transferor, enforceable against the Seller and the Higbee Transferor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(iv)    The Seller has the corporate authority to cause the Subsidiary Sellers to perform their obligations under this Agreement and any other agreement being entered into in connection with the Transactions.
(v)    After the formation of each Transfer Sub no more than five (5) Business Days prior to the Transfer Sub Membership Interests Closing, (i) each Transfer Sub shall be duly organized (or formed), validly existing and in good standing under the Laws of the state of its organization and, to the extent required by applicable Laws, the state in which the applicable Conveyed Property is located, and (ii) each Transfer Sub shall be authorized to consummate the Transactions, and fulfill all of its obligations hereunder and under documents required for the Transfer Sub Membership Interests Closing to be executed by such Transfer Sub and (assuming due authorization, execution and delivery by the Buyer) such instruments, obligations and actions shall be valid and legally binding upon such Transfer Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(vi)    After the formation of each Transfer Sub, the execution and delivery of all documents required for the Transfer Sub Membership Interests Closing to be executed by each Transfer Sub and the performance of the obligations of each Transfer Sub thereunder shall not (i) conflict with, result in a violation of or breach any provision of the Organizational Documents of such Transfer Sub, (ii) result in the violation of any Law, (iii) conflict with any Governmental Order binding upon such Transfer Sub and (iv) conflict with, or result in any default under, any Contract to which such Transfer Sub is bound, except to the extent that such conflict or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect. Other than (x) the Closing Governmental Approvals, (y) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (z) such filings as may be required by any applicable federal or state securities or “blue sky” laws, no Transfer Sub is required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with, or provide any notice to, any Governmental Authority in connection with the execution and delivery of all documents required for the Transfer Sub Membership Interests Closing to be executed by any Transfer Sub and the performance of the obligations of any Transfer Sub thereunder, except such consents, approvals, Permits, Governmental Orders or notices which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.
(b)    Transfer Sub Membership Interests.
(i)    As of the Transfer Sub Membership Interests Closing, each Subsidiary Seller will be the record and beneficial owner of the applicable Transfer Sub Membership Interests free and clear of any and all Encumbrances (other than restrictions on the subsequent transfer imposed by state or federal securities laws, Gaming Laws or any Transfer Sub Operating Agreement). Each Subsidiary Seller has the right, authority and power to sell, assign and transfer the applicable Transfer Sub Membership Interests to the Buyer. Upon delivery to the Buyer of the

Transfer Sub Agreement and Plan of Merger at the Transfer Sub Membership Interests Closing and the Buyer’s payment of the Transfer Sub Membership Interests Purchase Price and any other amounts required to be paid by the Buyer hereunder, the Buyer shall acquire title to the Transfer Sub Membership Interests free and clear of any Encumbrance other than Encumbrances created by the Buyer and restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws or any Transfer Sub Operating Agreement.
(ii)    The Transfer Sub Membership Interests held by each Subsidiary Seller constitute all of the issued and outstanding limited liability company membership interests of the applicable Transfer Sub. Other than the applicable Transfer Sub Membership Interests, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership, limited liability company or other equity interests of any Transfer Sub or obligating any Transfer Sub to issue or sell any membership, limited liability company or other equity interests, or any other interest in, or convertible into or exchangeable for, any such interests in, any Transfer Sub except as contemplated herein.
(iii)    Each outstanding membership interest or other equity or ownership interest of each Transfer Sub is duly authorized, validly issued, fully paid and nonassessable.
(iv)    No Transfer Sub Membership Interests were issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.
(c)    Non-Contravention; Consents.
(i)    Other than the Closing Governmental Approvals, the execution, delivery and performance by the Seller and each Subsidiary Seller, and the consummation of the Transactions, do not and will not: (x) conflict with, result in a violation of or breach any provision of the Organizational Documents of the Seller or any Subsidiary Seller; (y) subject to the filings, approvals and other matters referred to in Section 7.01(c)(ii), result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller or any Subsidiary Seller; or (z) assuming receipt of the filings, consents and approvals set forth in Schedule 8.02, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the acceleration of any obligation under, or give to any Person any rights of termination, acceleration or cancellation of, or loss of any benefit under any provision of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any Conveyed Property or the Transfer Sub Membership Interests pursuant to any Material Contract, any Permit set forth on Schedule 7.01(j)(ii) or any note, bond, loan or credit agreement, mortgage or indenture to which the Seller or any Subsidiary Seller is a party or by which any of them or any of their respective properties, assets or equity interests is bound or subject (including, without limitation, and for the avoidance of doubt, the Cooperative Agreement and the Declaration); except, in the case of this clause (z), (other than with respect to the Cooperative Agreement and the Declaration) for any such actions, breaches, defaults, terminations, accelerations, cancellations, losses or creations that, individually or in the aggregate, would not reasonably be expected to be material to the Subsidiary Sellers, which shall include requiring the Seller or any Subsidiary Seller to pay or become liable to pay more than $100,000, or to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.
(ii)    Other than (x) the Closing Governmental Approvals; (y) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (z) such filings as may be required by any applicable federal or state securities or “blue sky” laws, none of the Seller, any Subsidiary Seller or any Transfer Sub is required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with, or provide any notice to, any Governmental Authority in connection with the execution, delivery or performance by the Seller, and, to the extent applicable, each Subsidiary Seller and each Transfer Sub, of this Agreement or the consummation of the Transactions, except such consents, approvals, Permits, Governmental Orders or notices which, individually or in the aggregate, would not reasonably be expected to be material to the Business, which shall include requiring the Seller or any Subsidiary Seller to pay or become liable to pay more than $100,000, or to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.
(d)    Financial Statements.
(i)    True and complete copies of the audited consolidated financial statements of Jack Ohio and its consolidated subsidiaries consisting of the consolidated balance sheets of (x) Jack Ohio and its consolidated subsidiaries and (y) Jack Ohio Finance and its consolidated subsidiaries, in each case as at December 31 in each of the years 2017 and 2018 and the related consolidated statements of operations, member’s equity and cash flows for the three years ended December 31, 2018 (the “Audited Financial Statements”) and the Monthly Financials for each Master Lease Tenant and their respective Subsidiaries as at January 31, 2019, February 28, 2019, March 31, 2019, April 30, 2019, May 31, 2019, June 30, 2019, July 31, 2019, August 31, 2019 and September 30, 2019 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), have been made available in the Data Room. The Financial Statements have been prepared from, and in accordance with, the books and records of Jack Ohio in accordance with GAAP applied on a consistent basis throughout the periods involved. No financial statement of any other Person is required by GAAP to be included in the Financial Statements.
(ii)    The Financial Statements fairly present in all material respects the consolidated financial condition of Jack Ohio and Jack Ohio Finance as of their respective dates and the consolidated results of the operations of Jack Ohio and Jack Ohio Finance for the periods indicated therein. The balance sheet of Jack Ohio as at December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Since July 1, 2016, no significant deficiency or material weakness in Jack Ohio’s or Jack Ohio Finance’s accounting system has been reported to the independent auditors, management, or board of managers of Jack Ohio or Jack Ohio Finance, or to Gaming Authorities. Each of Jack Ohio, Jack Ohio Finance and each Subsidiary Seller maintains books and records accurately reflecting its respective assets and Liabilities and maintain proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Jack Ohio and Jack Ohio Finance in conformity with GAAP. Each of Jack Ohio and Jack Ohio Finance makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Subsidiary Sellers.
(e)    Undisclosed Liabilities; Transfer Sub.
(i)    No Subsidiary Sellers or any of their respective Subsidiaries (other than the Transfer Subs) has any Liability with respect to the Business other than Liabilities (A) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract, Law or Governmental Order), (B) incurred in connection with the Transactions as provided for in this Agreement or at the written direction or approval of the Buyer, (C) reflected or reserved against on the Balance Sheet or (D) incurred since the Balance Sheet Date that is not reasonably expected to involve, individually or in the aggregate, an amount greater than $250,000 to any of the Subsidiary Sellers.
(ii)    As of the Closing Date, (A) each Transfer Sub was created solely for the purpose of and has not engaged in any activity or business other than owning its applicable Conveyed Property in connection with the Transactions; (B) the only asset of each Transfer Sub is its applicable Conveyed Property (and, for the avoidance of doubt, no Transfer Sub has any direct or indirect Subsidiaries nor owns any interests in any other entity); and (C) no Transfer Sub has any Liabilities (contingent or otherwise) other than those Liabilities that arise solely as a result of such Transfer Sub’s ownership of its applicable Conveyed Property, in its capacity as owner thereof (such as real estate taxes).
(iii)    Each Transfer Sub has the power and authority to own, operate or lease the Transferred Assets transferred to such Transfer Sub that are owned, operated or leased by it and to carry on its business as conducted.
(f)    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this Agreement, the Subsidiary Sellers have operated in the Ordinary Course of Business in all material respects and there has not been, with respect to the Subsidiary Sellers, any event, occurrence or development that has had a Material Adverse Effect and none of the Subsidiary Sellers has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 8.03.
(g)    Title to Assets; Real Property; Tangible Personal Property.
(i)    Each Subsidiary Seller has good, marketable, insurable, indefeasible and valid fee title to its applicable Conveyed Property.
(ii)    Schedule 7.01(g)(ii) lists the tax parcel number, street address and the Subsidiary Seller that is the owner of record, of each parcel of Conveyed Property. The applicable Subsidiary Seller has fee simple title to its applicable Conveyed Property, and to all Improvements thereon, subject only to the Permitted Encumbrances.
(iii)    Other than the Jack Cleveland Casino Lease (which will be terminated at the Transfer Sub Membership Interests Closing) and as otherwise set forth on Schedule 7.01(g)(iii), no Transfer Sub or Master Lease Tenant leases any real property as a tenant.
(iv)    (A) Schedule 7.01(g)(iv) lists all of the existing Tenant Leases, true and complete copies of which have been made available in the Data Room, and, as of the date hereof, all of such Tenant Leases are in full force and effect; (B) there are no leases, licenses or other Occupancy Agreements pursuant to which any Subsidiary Seller, as landlord or sublandlord, leases or subleases all or any portion of any Conveyed Property other than as set forth on Schedule 7.01(g)(iv); (C) the Tenant Leases have not been modified, supplemented or otherwise amended other than as set forth on Schedule 7.01(g)(iv); (D) there are no unpaid monetary obligations owed to any Tenant or tenant improvement allowances in connection with the current term of the Tenant Leases entered into prior to the date hereof other than as set forth on Schedule 7.01(g)(iv); (E) neither the Seller nor any Subsidiary Seller has given to any Tenant, nor received from any Tenant, any written notice of material default that remains uncured beyond any applicable cure period under any of the Tenant Leases or any assertion in writing of any offset, counterclaim or deduction to the payment of rent that remains outstanding other than as set forth on Schedule 7.01(g)(iv) and, to the Seller’s Knowledge, no such default, or right of offset, counterclaim or deduction exists; and (F) neither the Seller nor any Subsidiary Seller has received any written notice from a Tenant under any Tenant Lease that such Tenant intends to cancel or terminate any such Tenant Lease.
(v)    Neither the Seller nor any Subsidiary Seller has granted any options to any Person to purchase, lease or otherwise acquire (including any right of first offer or right of first refusal of) any interest in any Conveyed Property or transferred any air or development rights in the Conveyed Property.
(vi)    Neither the Seller nor any Subsidiary Seller has received written notice from any Governmental Authority that there are pending Condemnation, eminent domain, or similar proceedings or actions nor, to the Seller’s Knowledge, is any Condemnation, eminent domain or similar proceeding or action threatened by a Governmental Authority with regard to any Conveyed Property or that would materially impair the current use, occupancy or operation of any Conveyed Property.
(vii)    To the Seller’s Knowledge, all Improvements located at each Conveyed Property are in good condition and repair and sufficient for the operation of the Business as currently conducted. Other than as set forth in Schedule 7.01(g)(vii), to the Seller’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation and business of the Subsidiary Sellers as currently conducted.

(viii)    Neither the Seller nor any Subsidiary Seller has received written notice of any violation, in any material respect, of any applicable zoning or other Law relating to or affecting any Conveyed Property and, to the Seller’s Knowledge, there is no violation in any material respect of any applicable zoning or other Law relating to or affecting the Conveyed Property.
(ix)    Neither the Seller nor any Subsidiary Seller has received any written notice of default under any covenant, easement, restriction or other recorded agreement affecting or encumbering any Conveyed Property or any portion thereof that remains outstanding and uncured.
(x)    Neither the Seller nor any Subsidiary Seller has received any written notice from any insurer of any Conveyed Property requiring any material work to be performed as a condition to the renewal of any insurance policy which has not heretofore been complied with.
(xi)    Except for the Conveyed Property that will be owned by each Transfer Sub at the Transfer Sub Membership Interests Closing, no Transfer Sub or Master Lease Tenant owns, leases or occupies any real property other than the Conveyed Properties. No real property or portion thereof or interest therein, other than the Conveyed Properties and any interest appurtenant to the Conveyed Properties and certain adjacent properties of which a Subsidiary Seller has beneficial easement rights under recorded agreements or instruments, is necessary for the continued use or operation of the Business immediately after the Transfer Sub Membership Interests Closing in substantially the same manner as conducted immediately prior to the Transfer Sub Membership Interests Closing.
(xii)    There is no material demolition, renovation, construction or other development-related activity ongoing at any Conveyed Property.
(xiii)    Each Subsidiary Seller has good and valid title to, or a valid leasehold interest in, all of its tangible personal property and (other than Real Property) other assets reflected as being owned by the Subsidiary Sellers in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date or to be conveyed pursuant to the Bill of Sale or Higbee Bill of Sale. All such assets and properties are free and clear of all Encumbrances, except for Permitted Encumbrances. To the Seller’s Knowledge, all such property is adequate for the uses to which it is being put, and is adequate for the continued conduct of the Business as currently conducted, in all material respects, and is, in all material respects, in good operating condition and repair (normal wear and tear excepted).
(xiv)    Neither the Seller nor any Subsidiary Seller, any Affiliate of the Seller or of any Subsidiary Seller nor any other entity directly or indirectly owned or controlled by Daniel B. Gilbert owns, controls, or have rights of ownership or control of, any real property in the City of Cleveland that is identified as a casino facility by Article XV, Section 6(C)(9)(a) of the Ohio Constitution (“Gaming Permitted Real Property”) other than (A) the Higbee Gaming Parcel,

(B) the Fourth Floor Parcel, (C) the Huron Road Development Parcel and (D) the Lot A Real Property.
(xv)    The Seller and the Subsidiary Sellers, as applicable, are in compliance in all material respects with all, and have received no written notice of a default by Seller or such Subsidiary Sellers, as applicable, under any Permitted Encumbrances set forth in the Title Policy to which Seller or a Subsidiary Seller, as applicable, is a party, from any Person that is a party to any such Permitted Encumbrances.
(h)    Insurance.
(i)    Schedule 7.01(h) sets forth a correct and complete list, as of the date hereof, of all insurance policies maintained by the Seller or a Subsidiary Seller or with respect to which the Seller or a Subsidiary Seller is a named insured or otherwise the beneficiary of coverage (including all existing Title Policies) with respect to the Business (collectively, the “Insurance Policies”). The Seller has made available in the Data Room true, correct and complete copies of all Insurance Policies.
(ii)    All of the Insurance Policies disclosed on Schedule 7.01(h) are in full force and effect. All premiums due on the Insurance Policies have been paid. No written notice of cancellation or termination or revocation or other written notice that any such Insurance Policy is no longer in full force or effect as of the date of this Agreement has been received by the Seller or any Subsidiary Seller. The Seller and each Subsidiary Seller is in compliance in all material respects with the terms and provisions of the Insurance Policies.
(iii)    There are no open material claims that have been denied by any of the Seller’s or the Subsidiary Sellers’ insurance providers or for which any such insurance provider has issued a reservation of rights letter. The Seller has made available in the Data Room true, correct and complete loss-runs for the last three years in respect of the Subsidiary Sellers.
(i)    Legal Proceedings; Governmental Orders.
(i)    There are no Actions pending or, to the Seller’s Knowledge, threatened (whether in writing or orally) against or by any Subsidiary Seller or any Subsidiary Seller’s managers, officers, employees or Affiliates in their capacities as such or otherwise affecting the Business, any Conveyed Property, or any of any Subsidiary Seller’s properties, Permits, assets or membership interests, except for those that would not (i) involve, or would reasonably be expected to involve, individually or in the aggregate, an amount greater than $350,000, (ii) inhibit, or would reasonably be expected to inhibit, the Business or the operations of the Subsidiary Sellers, taken as a whole, as currently conducted or (iii) would make illegal, materially restrict or delay, prevent or prohibit the consummation of the Transactions (“Specified Action”). To the Seller’s Knowledge, there are no facts or circumstances existing which would reasonably be expected to constitute a valid basis for any Specified Action. There are no Actions pending or, to the Seller’s Knowledge, threatened (whether in writing or orally) against or by the Seller or any Affiliate of the Seller or the Business that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(ii)    There are no outstanding Governmental Orders (other than performed Governmental Orders) and no unsatisfied judgments, penalties or awards against or affecting the Subsidiary Sellers or any of their respective properties, assets or equity interests that would reasonably be expected to materially adversely affect the operations of the Business, as currently conducted or would make illegal, materially restrict or materially delay, prevent or prohibit the consummation of the Transactions.
(j)    Compliance With Laws; Permits.
(i)    Except for such matters that would not, individually or in the aggregate, reasonably be expected to be material to any Conveyed Properties or the Business, each Subsidiary Seller is and has been in compliance in all respects with all Laws applicable to such Subsidiary Seller with respect to the Conveyed Properties and the Business.
(ii)    Schedule 7.01(j)(ii) sets forth a true and complete list of all material Permits necessary for each Subsidiary Seller to own, lease and operate its Conveyed Property and to carry on the Business as currently conducted or which are required in connection with each Subsidiary Seller’s ownership or leasing of its Conveyed Property, as applicable. All Permits set forth in Schedule 7.01(j)(ii) have been obtained by the applicable Subsidiary Seller and are valid and in full force and effect (which includes, for the avoidance of doubt, all Permits under Gaming Laws). Each Subsidiary Seller is in material compliance with the terms of its respective Permits set forth on Schedule 7.01(j)(ii). No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 7.01(j)(ii).
(iii)    Since July 1, 2016, no Subsidiary Seller has received any written notice or other written communication, or, to the Seller’s Knowledge, any oral communication, from any Governmental Authority or other Person (x) asserting any material violation of, or failure to comply in any material respect with, any requirement of any Law applicable to the Business or a Conveyed Property or Permit that is material to the operation of the Business, (y) advising that it is being investigated with respect to any allegation that it has violated in any material respect, or failed to comply in any material respect with, any Law applicable to the Business or a Conveyed Property or Permit that is material to the operation of the Business or (z) notifying the Subsidiary Sellers of the suspension, denial, non-renewal, revocation or withdrawal of any Permit set forth in Schedule 7.01(j)(ii). No termination, expiration, suspension, withdrawal, cancellation, modification, revocation or nonrenewal of any Permit material to the Business is pending or, to the Seller’s Knowledge, threatened. Except as would not be reasonably expected to be material to the Business, each Subsidiary Seller has timely filed all material reports, registrations, renewals and other documents required to be filed in connection with any Permit set forth on Schedule 7.01(j)(ii).
(iv)    To the Seller’s Knowledge, with respect to the Subsidiary Sellers and the Seller only and not with respect to the Buyer, there is no fact, which if known to the Gaming Authorities, will or would reasonably be expected to result in (i) the failure to obtain any Closing Governmental Approval, or (ii) the failure to maintain in good standing any Permit (including any finding of suitability, registration or approval) set forth on Schedule 7.01(j)(ii).

(v)    Except as would not be reasonably expected to be material to the operation of the Business, the Subsidiary Sellers are and have been in compliance with all Anti-Money Laundering Laws (including Title 31 of the Bank Secrecy Act) and Anti-Corruption Laws. The Subsidiary Sellers have in place, and at all times have had in place, a written anti-money laundering program designed to comply with Anti-Money Laundering Laws (including Title 31 of the Bank Secrecy Act), a written customer identification program, and a responsible gaming program, in each case in compliance in all material respects with applicable Law, and have complied in all material respects with the terms of such programs. In addition, the Subsidiary Sellers have in place, and at all times have had in place, programs that include internal controls, policies and procedures designed to comply with applicable Anti-Corruption Laws, and have complied in all material respects with the terms of such program.
(vi)    None of the representations and warranties contained in this Section 7.01(j) shall be deemed to relate to environmental matters (which are governed by Section 7.01(k)), employment matters (which are governed by Section 7.01(l)) or Tax matters (which are governed by Section 7.01(m)).
(k)    Environmental Matters.
(i)    The Subsidiary Sellers are each in compliance in all material respects with all Environmental Laws. No Subsidiary Seller has received from any Person any Environmental Notice or written Environmental Claim, including, without limitation, any which remain pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. Neither the Seller nor any Subsidiary Seller has received any Environmental Notice with respect to any Subsidiary Seller or, to the Seller’s Knowledge, has any Environmental Claim been threatened against any Subsidiary Seller.
(ii)    Each Subsidiary Seller has obtained and is in compliance in all material respects with all Environmental Permits that are necessary for the ownership or lease of the applicable Conveyed Properties, or for the operation or use of the business or assets of such Subsidiary Seller as currently owned, leased, operated or used, if any.
(iii)    Neither the Seller nor any Subsidiary Seller has received an Environmental Notice that any Conveyed Property or any property previously owned, leased or operated by a Subsidiary Seller (including soils, groundwater, surface water, buildings and other structures located on any such real property), if any, or any other property has been contaminated with any Hazardous Material or solid waste which would reasonably be expected to result in an Environmental Claim against, or a violation of or liability under Environmental Laws or term of any Environmental Permit by, any Subsidiary Seller. Neither the Seller nor any Subsidiary Seller has received written notice of any pending or threatened Environmental Claims against or affecting any Subsidiary Seller related to Environmental Laws, and to the Seller’s Knowledge, there is no basis for any such claim.
(iv)    There have been no Releases of any Hazardous Materials at, to or from any Conveyed Property in violation of any applicable Environmental Laws, or which would reasonably be expected to result in a material Environmental Claim against the Seller or any

Subsidiary Seller, or require Seller or any Subsidiary Seller to perform any material remedial action pursuant to any Environmental Law, in either case. Neither the Seller nor any Subsidiary Seller has stored, disposed of, arranged for or permitted the disposal, transport, handling or Release of any Hazardous Materials except in compliance in all material respects with applicable Environmental Laws. No Hazardous Material is present at any Conveyed Property in material violation of or which would reasonably be expected to result in material liability under Environmental Laws.
(v)    The Seller has made available to the Buyer copies of all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of each Subsidiary Seller and each Conveyed Property which are in the Seller’s possession or control of the Seller or any Subsidiary Seller.
(l)    Employment Matters.
(i)    As of the Closing Date, (a) no Transfer Sub has any employees, (b) neither the Seller, the Subsidiary Sellers nor any Affiliate thereof has any employees who will have any right to employment by, or to the Seller’s Knowledge, claim against, any Transfer Sub and (c) neither the Seller, the Subsidiary Sellers nor any Affiliate thereof is a party to or bound by any collective bargaining agreement or other agreement with any labor organization that gives rise to any claims against any Transfer Sub.
(ii)    To the Seller’s Knowledge, the Business is in compliance in all material respects with applicable employee licensing requirements. To the Seller’s Knowledge, each employee of the Subsidiary Sellers who is required to have a gaming or other license or approval under any Gaming Law or other applicable Law maintains such license or approval in current and valid form. To the Seller’s Knowledge, each consultant, contractor or other nonemployee service provider of the Subsidiary Sellers or any of their respective Subsidiaries who is required to have a gaming or other license or approval under any Gaming Law or other applicable Law maintains such license or approval in current and valid form.
(m)    Taxes.
(i)    Once formed, each of the Transfer Subs will have been, from such time of formation, properly treated as an entity disregarded as separate from its sole owner, the Seller, for U.S. federal and applicable state and local income tax purposes.
(ii)    The Seller has timely filed or caused to be timely filed all material Tax Returns required to be filed by it with respect to the Conveyed Properties. Such Tax Returns are true, accurate and complete in all material respects. All material amounts of Taxes due and owing by each Subsidiary Seller (whether or not shown on any Tax Return) have been timely paid in full.
(iii)    There are no ongoing audits, actions, suits, claims, investigations or other legal proceedings by any taxing authority (each, a “Tax Action”) against any Subsidiary Seller, and no such Tax Action is pending or threatened in writing.

(iv)    There are no Encumbrances on any Conveyed Property relating or attributable to any material amount of Taxes, except for Permitted Encumbrances.
(v)    No Subsidiary Seller has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.
(n)    Brokers. Except for Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, whose fees and expenses shall be paid by or on behalf of the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller, any Subsidiary Seller or any of their respective Subsidiaries.
(o)    Related-Party Transactions. Except as set forth on Schedule 7.01(o), no Affiliate of Seller or any Subsidiary Seller (a) is a party to any Contract with or binding upon any Subsidiary Seller, their respective Subsidiaries or any of their respective properties or assets or (b) has any ownership interest in any property leased or otherwise used by such Subsidiary Seller or their respective Subsidiaries.
(p)    Material Contracts.
(i)    Schedule 7.01(p) lists, as of the date hereof, each of the following Contracts to which any Subsidiary Seller is a party or by which any of its assets, properties or equity interests are bound (the Contracts required to be listed on Schedule 7.01(p), and all amendments, supplements and other modifications thereto, are referred to herein collectively as the “Material Contracts”):
(1)    each management agreement, lease, license, franchise or operating agreement relating to all or any portion of the Conveyed Property involving aggregate annual payments by such Subsidiary Seller in excess of $50,000;
(2)    each Contract to purchase or dispose of (including any option or put agreement) any Conveyed Property, in each case related to any purchase or disposition, as applicable, occurring or expected to occur on or after July 1, 2016; and
(3)    each Contract for any construction work (including any additions or expansion) to be performed at any Conveyed Property and under which such Subsidiary Seller has an obligation in excess of $250,000 in the aggregate.
(ii)    Each Material Contract is a valid and binding obligation of the applicable Subsidiary Seller. Each Material Contract is enforceable against the applicable Subsidiary Seller and, to the Seller’s Knowledge, each other party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity). The applicable Subsidiary Seller is not in material breach of, or material default under, any Material Contract and, to the Seller’s Knowledge, no such other party is in material breach of, or material default under, any Material Contract. As of the date hereof, the applicable Subsidiary Seller has not given or received any written notice of the intention of any Person to repudiate or terminate any Material Contract. The Seller has made available in the Data Room a correct and complete copy of all Material Contracts, together with all amendments and modifications thereto.
(q)    Intellectual Property.
(i)    Schedule 7.01(q) lists (A) all issued patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and internet domain name registrations owned by a Master Lease Tenant (the “Registered Intellectual Property”); and (B) Owned Intellectual Property that is not registered but that is material to the Business, including any unregistered trademarks and service marks (that is not Registered Intellectual Property), Software and Trade Secrets (only a non-confidential description is provided for any Trade Secrets). All applications for the Registered Intellectual Property are pending, in good standing and, to the Seller’s Knowledge, all registrations for the Registered Intellectual Property are valid and enforceable.
(ii)    The Master Lease Tenants own or have the right to use all Property Specific IP, which includes all Intellectual Property necessary to conduct the Business as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses of Intellectual Property made in the Ordinary Course of Business).
(iii)    The Property Specific IP as currently licensed or used by the Master Lease Tenants, and the conduct of the Business as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person in any material respect.  To the Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated since July 1, 2016, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property in any material respect.  Since July 1, 2016, neither the Master Lease Tenants, nor Seller, has received any written notice, nor is there any Action pending or, to the Seller’s Knowledge, threatened in writing since July 1, 2016 in which the ownership, validity, registrability or enforceability of any of the Property Specific IP is being contested or challenged or in which the conduct of the Business as currently conducted is alleged to infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect.
(iv)    The Seller (with respect to the Business) and each Master Lease Tenant has complied, in all material respects, with all applicable Laws relating to data protection and its privacy policies, and maintains policies and procedures regarding data security and privacy consistent with industry standards and applicable Law.
(v)    The Seller (with respect to the Business) and each Master Lease Tenant has taken commercially reasonable steps to protect and preserve the confidentiality, integrity and security of their Software, systems, websites, mobile applications and other electronic communications channels (and all information and transactions stored or contained therein or transmitted thereby) from unauthorized access or improper use, access, transmittal, interruption, modification or corruption, to the Seller’s Knowledge, there have been no breaches of the same.

(r)    No Other Representations and Warranties. Except for the representations and warranties contained in this Article VII, neither the Seller nor any Subsidiary Seller has made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of either the Seller or any Subsidiary Seller or any other Person, including any representation or warranty as to the accuracy or completeness of any information regarding any Subsidiary Seller or any Transfer Sub furnished or made available to the Buyer and its Representatives (including the Project Gordie – Ohio Confidential Information Memorandum Update dated December 2018, and any information, documents or material made available to the Buyer, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of any Subsidiary Seller or Transfer Sub or any representation or warranty arising from statute or otherwise in law. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 7.01(q) shall limit any rights or remedies of the Buyer in the case of the Seller’s Fraud.
Section 7.02    Representations and Warranties. The Buyer represents and warrants to the Seller as follows:
(a)    Organization and Authority of the Buyer. The Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of the Buyer and no further action by the Buyer or any of its managers, members, stockholders or Affiliates of the Buyer, as applicable, is required. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Seller and the Higbee Transferor) this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Non-Contravention; Consents.
(i)    The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the Transactions, do not and will not: (A) conflict with or result in a violation or breach of any provision of the Organizational Documents of the Buyer; (B) subject to the filings and other matters referred to in Section 7.02(b)(ii), result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; or (C) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which the Buyer is a party, except, in the case of clause (C), where the failure to obtain such consents, notices or other action or such conflicts, violations, breaches, defaults, accelerations, cancellations would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the Buyer to consummate the Transfer Sub Membership Interests Purchase.

(ii)    Other than (A) the Closing Governmental Approvals; (B) such filings as may be required by any applicable federal or state securities or “blue sky” laws; (C) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange; (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware; and (E) such consents, approvals, Permits, Governmental Orders, declarations, filings, notices or submissions which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the Buyer to consummate the Transfer Sub Membership Interests Purchase, neither the Buyer nor any of its Subsidiaries is required to file, seek or obtain any consent, approval, material Permit, Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by the Buyer of this Agreement or the consummation of the Transactions.
(c)    Brokers. Except for Goldman Sachs & Co. LLC, whose fees and expenses shall be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.
(d)    Sufficiency of Funds. As of the Transfer Sub Membership Interests Closing, the Buyer will have all funds necessary to pay the Transfer Sub Membership Interests Purchase Price and all other necessary fees, expenses and other amounts payable by the Buyer in connection with the consummation of the Transactions. The Buyer acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Transfer Sub Membership Interests Closing, are not contingent upon its receipt of financing of any kind.
(e)    Legal Proceedings. There are no Actions pending or, to the Buyer’s Knowledge, threatened (whether in writing or orally) against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions nor is there any Governmental Order outstanding against the Buyer or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the Outside Date the ability of the Buyer to consummate the Transfer Sub Membership Interests Purchase.
(f)    Buyer Compliance with Gaming Laws.
(i)    The Buyer and each Buyer Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (collectively, the “Buyer Licensed Parties”) and, to the Buyer’s Knowledge, each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who will be required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “Buyer Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with applicable Gaming Laws in the jurisdictions in which the Buyer Licensed Parties currently own and lease real estate to a casino operator (the “Buyer Related Party Permits”) and are in material compliance with the terms of the Buyer Related Party Permits.

(ii)    Since October 6, 2017, none of the Buyer, the Buyer Licensed Parties or, to the Buyer’s Knowledge, any of the other Buyer Related Parties, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in fines or penalties of $250,000 or more, in the aggregate. None of the Buyer, any Buyer Licensed Party or, to the Buyer’s Knowledge, any other Buyer Related Party has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to the Buyer or, to the Buyer’s Knowledge, any Buyer Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To the Buyer’s Knowledge, with respect to the Buyer and the Buyer Related Parties only and not with respect to the Seller or any Subsidiary Seller, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the Buyer to consummate the Transfer Sub Membership Interests Purchase. Since October 6, 2017, neither the Buyer nor any Buyer Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the Buyer Licensed Parties in each of the jurisdictions in which the Buyer Licensed Parties own gaming facilities.
ARTICLE VIII

COVENANTS
Section 8.01    Transfer Taxes; Property Taxes.
(a)    All transfer, registration, documentary, sales, use, conveyance, stamp, recording, value added and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with the Transfer Sub Membership Interests Purchase (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid, when due, by the Seller. The Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary), and any expenses with respect to any such filing shall be borne by the Seller.
(b)    The Buyer and the Seller shall cooperate in good faith, as and to the extent reasonably requested by the Other Party, in connection with the filing of Tax Returns with respect to the Conveyed Properties or the Transactions and any audit, litigation or other proceeding with respect to Taxes with respect to the Conveyed Properties or the Transactions. Such cooperation shall include the retention and (upon the Other Party’s request) the provision of records and information which are reasonably necessary to any such audit, litigation or other proceeding and being available on a mutually convenient basis to provide additional information and explanation of any matters provided hereunder. The Seller shall retain all books and records pertaining to Tax matters with respect to the Conveyed Properties until the expiration of the applicable statute of limitations (including extensions).
(c)    All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Conveyed Properties for any Tax period that includes but does not end on the Closing Date shall be apportioned between the Seller, on the one hand, and the Buyer, on the other hand, as of the Closing Date based on (x) the number of days of such Tax period prior to the Closing Date and (y) the number of days of such Tax period including and after the Closing Date. The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the portion of such Tax period described in clause (x). Each of the Buyer and the Seller shall bear the expenses associated with any Tax Return or other document with respect to such Taxes in this same proportion and shall timely file any such Tax Return or other document (and each of the Seller and the Buyer shall cooperate with respect thereto as necessary).
(d)    With respect to any amount of Tax for which the Seller is responsible pursuant to clauses (a) or (c) of this Section 8.01, the Seller shall either (i) pay such amount to the Buyer within ten (10) days of the filing of the Tax Return related to such Taxes (or if no such Tax Return is due, within ten (10) days of the end of the applicable Tax period) or (ii) timely pay such amount to the appropriate taxing authority and promptly provide the Buyer evidence of such payment.
Section 8.02    Consents, Approvals, Acknowledgements and Amendments. The Seller shall use commercially reasonable efforts to obtain and deliver to the Buyer, on or before the Closing Date, those estoppel certificates, subordination, non-disturbance and attornment agreements, third party consents, approvals, terminations, amendments and/or acknowledgements, each in recordable form, as applicable, that are set forth on Schedule 8.02 attached hereto in the form that is prepared and requested by the Buyer (subject to commercially reasonable changes requested by the applicable third party); provided, however, that with respect to each of the estoppel certificates that are set forth on Schedule 8.02 attached hereto, the Buyer shall, at the Buyer’s sole cost and expense, determine the current party of record (including the current notice address of such party) from whom the Buyer would like such estoppel certificates to be executed and delivered, subject to the Seller’s reasonable cooperation in connection therewith but at no material cost or expense to the Seller. Notwithstanding the foregoing, in the event that the Seller is unable to obtain a consent to the assignment of each of the Pedestrian Bridge Permit and the Pedestrian Bridge Maintenance Agreement on or prior to the Closing Date, the Seller hereby covenants to obtain consent to such assignments no later than one hundred twenty (120) days following the Closing Date and deliver to the Buyer evidence of same. The provisions of this Section 8.02 shall survive the Transfer Sub Membership Interests Closing.
Section 8.03    Conduct of the Seller Prior to the Transfer Sub Membership Interests Closing; Access to Information.
(a)    From the date of this Agreement until the earlier of the Transfer Sub Membership Interests Closing or the termination of this Agreement pursuant to Article X, except as otherwise expressly provided in this Agreement, required by Law, as specifically set forth on Schedule 8.03 or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall cause the Subsidiary Sellers to: (i) conduct the Business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and the goodwill of the suppliers, contractors, licensors, customers, distributors and others having business relations with the Business, (iii) (A) use commercially reasonable efforts to maintain the effectiveness of the Permits set forth on Schedule 7.01(j)(ii) and (B) maintain the effectiveness of the Permits required pursuant to Gaming Laws and (iv) use commercially reasonable efforts to keep and maintain the assets and properties used in the Business in good operating condition and repair. Notwithstanding the foregoing provisions of this Section 8.03(a), (i) the Seller will not be required to take any action prohibited by Section 8.03(b) in order to satisfy the Seller’s and any Subsidiary Seller’s obligations under this Section 8.03(a) and (ii) neither the Seller nor any Subsidiary Seller shall be deemed to have failed to satisfy its obligations under this Section 8.03(a) to the extent such failure resulted, directly or indirectly, from the Seller’s or a Subsidiary Seller’s failure to take any action prohibited by Section 8.03(b).
(b)    From the date of this Agreement until the earlier of the Transfer Sub Membership Interests Closing or the termination of this Agreement pursuant to Article X, except as otherwise required by Law, as specifically set forth on Schedule 8.03 or as consented to in writing by the Buyer, which consent (x) with respect to (i), (ii) and (iv) below, the Buyer may withhold in its sole and absolute discretion and (y) with respect to (iii) below, shall not be unreasonably withheld, conditioned or delayed (provided that the Occupancy Agreement (as defined below) in question is an arm’s-length agreement on market terms), the Seller, in respect of any Subsidiary Seller, shall not, and shall cause each Subsidiary Seller not to:
(i)    sell, pledge, transfer, assign, abandon, dispose of or otherwise subject to any Encumbrance any Conveyed Property (except for Permitted Encumbrances and as permitted under subparagraph (iii) below) or any Transfer Sub Membership Interests (other than in accordance with Section 2.01). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, the Seller, in respect of any Subsidiary Seller or Affiliate of the Seller, may, and may cause any Subsidiary Seller or any Affiliate of the Seller to, freely sell, transfer or encumber the Fourth Floor Parcel, the Huron Road Development Parcel or the Lot A Real Property to any Affiliate thereof (but not to any Person that is not an Affiliate thereof) without the prior written consent of the Buyer, subject to (x) such Affiliate’s express written agreement to execute and deliver a Restrictive Covenant for the Fourth Floor Parcel, the Huron Road Development Parcel or the Lot A Real Property, as applicable, at the Transfer Sub Membership Interests Closing and (y) such Affiliate’s written agreement containing a provision, reasonably acceptable to Buyer, that Buyer is a third party beneficiary of such Affiliate’s covenant described in clause (x) above;
(ii)    acquire any real property;
(iii)    enter into any lease, sublease or license of any Conveyed Property or any renewal, modification, amendment or termination of any of the foregoing (any of the foregoing, an “Occupancy Agreement”), other than: (x) any renewal of a Tenant Lease exercised by the Tenant in accordance with the terms of such Tenant Lease and (y) entering into, renewing, modifying, amending or terminating any lease, sublease or license of Conveyed Property to the extent it would be permitted to do so under the Master Lease if it were in effect;
(iv)    enter into any Contract that if in effect on the date hereof would be a Material Contract except in the Ordinary Course of Business;
(v)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $600,000 or capital expenditures at the Conveyed Properties that are, in the aggregate, in excess of $1,500,000 for the Seller and the Subsidiary Sellers taken as a whole;
(vi)    fail to maintain, with financially responsible insurance companies, insurance with respect to the Conveyed Properties or the Business in such amounts and against such risks and losses as is maintained by it on the date hereof;
(vii)    enter into any Contract (or amendment, modification or supplement of any existing Contract) to sell any Conveyed Property, the Transfer Sub Membership Interests or any portion of any of the foregoing, other than this Agreement.
(c)    Access to Information and Real Property.
(i)    From the date hereof until the earlier to occur of (x) the Transfer Sub Membership Interests Closing or (y) the termination of this Agreement pursuant to Article X, the Seller shall, and the Seller shall cause each Subsidiary Seller to: (i) subject to Section 8.03(c)(ii), afford the Buyer and its Representatives reasonable access to the employees of each Subsidiary Seller and the right to inspect all of the Conveyed Property and the Contracts and books and records of each Subsidiary Seller and (ii) furnish the Buyer and its Representatives with such financial, operating and other data and information related to each Subsidiary Seller as the Buyer or any of its Representatives may reasonably request in connection with the Transactions; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to each Subsidiary Seller subject to such investigation and the Seller, under the supervision of the Seller’s or applicable Subsidiary Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of each Subsidiary Seller. All requests by the Buyer for access pursuant to this Section 8.03(c) shall be submitted or directed exclusively to Dan Reinhard, with a copy to the Seller or such other individuals as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, no Subsidiary Seller or the Seller shall be required to disclose any information to the Buyer pursuant to this Section 8.03(c) if such disclosure would, in the Seller’s reasonable discretion, after consultation with outside counsel: (x) jeopardize any attorney-client privilege; (y) contravene any applicable Law; or (z) contravene the confidentiality restrictions in any Contract to which the Seller or a Subsidiary Seller is a party; provided, that the Subsidiary Sellers shall, and the Seller shall cause the Subsidiary Sellers to, use commercially reasonable efforts to provide the maximum access allowed by such contravention or restriction. Prior to the Transfer Sub Membership Interests Closing, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned and delayed), the Buyer shall not contact any suppliers to, or customers of, any Subsidiary Seller in connection with the Transactions, provided that, for the avoidance of doubt, Seller’s written consent shall not be required for any contact between the Buyer or its Affiliates or Representatives and any suppliers to, or customers of, any Subsidiary Seller related to the real property associated with Greektown Casino Hotel in Detroit, Michigan or the Jack Cincinnati Hotel in Cincinnati, Ohio. The Buyer shall not have any right to perform invasive or subsurface investigations of the Conveyed Property. The Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 8.03(c).
(ii)    Notwithstanding anything herein to the contrary, any access by the Buyer or its Representatives to a Conveyed Property pursuant to this Agreement shall be subject to the following conditions: (i) Representatives of the Buyer that access the Conveyed Properties (collectively, “Access Parties”) shall at all times be accompanied by a Representative of the Seller or the applicable Subsidiary Seller during such access, provided, that the Seller or the applicable Subsidiary Seller reasonably cooperates to make a Representative of the Seller or the applicable Subsidiary Seller available for such access, (ii) the Buyer agrees to indemnify the Seller, the Subsidiary Sellers and their respective Subsidiaries and Representatives against, and hold the Seller, the Subsidiary Sellers and their respective Subsidiaries and Representatives harmless from, any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages (excluding special, consequential or punitive damages), or injuries arising out of or resulting from such access by Access Parties except to the extent attributable to the gross negligence or willful misconduct of the Seller, the applicable Subsidiary Seller (or any of their respective Subsidiaries or Representatives) or the discovery of a pre-existing condition affecting the applicable Conveyed Property, notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless the Seller, the Subsidiary Sellers and their respective Subsidiaries and Representatives shall survive the Transfer Sub Membership Interests Closing or any termination of this Agreement, (iii) the Buyer shall not unreasonably interfere with the business or operations of the Seller, the Subsidiary Sellers or their respective Subsidiaries. Notwithstanding anything to the contrary herein, to the extent any access is requested to occur within a gaming area of the Conveyed Properties: (x) to the extent required by Gaming Laws, any Access Party accessing such gaming area must be occupationally licensed by the Ohio Casino Control Commission prior to such access, or (y) in lieu of satisfying clause (x) above (to the extent required by Gaming Laws), the Seller or the applicable Subsidiary Seller shall have secured a waiver to such occupational license requirement from the Ohio Casino Control Commission prior to any such access.
Section 8.04    Confidentiality.
(a)    The Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and shall apply to all information furnished thereunder or hereunder; provided, that the Buyer may disclose such information to Financing Parties in connection with any Financing pursuant to and in accordance with the terms of the Confidentiality Agreement. The Buyer acknowledges and agrees that the Seller shall be a third-party beneficiary of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Transfer Sub Membership Interests Closing, the Confidentiality Agreement and the provisions of this Section 8.04 shall nonetheless continue in full force and effect.

(b)    The Seller acknowledges that the success of the Business after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by the Seller, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between the Seller and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 8.04(b). Accordingly, the Seller hereby agrees with the Buyer that for a period of eighteen (18) months following the Transfer Sub Membership Interests Closing, Seller will, and will cause its Representatives and Affiliates to, keep confidential any confidential or proprietary information involving or relating to the Business, including, but not limited to, (1) customer and supplier information, including lists of names and addresses of customers, players and suppliers of the Business, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Business, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards, and capacities of the Business’ information systems, software or technology, (5) information identified as confidential or proprietary in internal documents of the Business and (6) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information (x) generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (y) shared with or used by (i) the Turfway Park located in Florence, Kentucky or (ii) the JACK Cincinnati Casino located in Cincinnati, Ohio; and provided, further, that the provisions of this Section 8.04(b) will not prohibit any retention of copies of records or disclosure (a) to the extent such information is requested or required by applicable Law or regulation or by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process, in which case the Seller shall, to the extent legally permissible, provide the Buyer with prompt (and in any event prior to any disclosure) written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement so that the Seller or a Subsidiary Seller, as applicable, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.04(b) or (b) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Transactions.
Section 8.05    Casualty and Condemnation. In the event that a Casualty Event or Condemnation shall have occurred prior to the Transfer Sub Membership Interests Closing, except to the extent of a Material Casualty Event or Material Condemnation Event that results in a termination of this Agreement pursuant to Section 10.01(d), (i) with respect to any Condemnation, the Buyer, at the Transfer Sub Membership Interests Closing, shall receive a credit against the Transfer Sub Membership Interests Purchase Price for the actual amount of any award paid to the Seller or any Subsidiary Seller on account of the Conveyed Property, net of any actual reasonable, out-of-pocket expenses incurred in obtaining same and less (x) any portion of such award applied by the Seller or any Subsidiary Seller to restoration of the applicable Conveyed Property in a good and workmanlike manner and in compliance with applicable law and contracts using new materials, the quality of which is not less than that of the affected Conveyed Property and using duly licensed, reputable and financially solvent architects, engineers and contractors and (y) any portion payable to a Tenant as a result of a valid claim under the terms of its Tenant Lease to a portion of the award, and an assignment of the Seller’s or any Subsidiary Seller’s right to any award then payable or that thereafter may become payable by or on behalf of the condemning authority with respect to the Conveyed Property and (ii) with respect to any Casualty Event, the Buyer, at the Transfer Sub Membership Interests Closing, shall not receive any credit against the Transfer Sub Membership Interests Purchase Price on account of any insurance proceeds available as a result of such Casualty Event or any deductible with respect to any applicable insurance policies, and such insurance proceeds shall be applied in the manner set forth in the Master Lease and REA, as applicable to the Higbee Gaming Parcel, as if the Master Lease and REA were in effect. The Seller shall not, and shall cause each Subsidiary Seller not to, settle any claim with respect to any Material Casualty Event or Material Condemnation Event without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed.
Section 8.06    Governmental and Regulatory Approvals and Other Third-party Consents.
(a)    Each Party shall use its reasonable best efforts to obtain, or cause to be obtained as promptly as reasonably practicable after the date hereof, all consents, authorizations, orders and approvals from all third parties, including Governmental Authorities, that are necessary or advisable to be obtained to consummate the Transactions, including the Closing Buyer Gaming Approvals, and with respect to applicable Gaming Laws including, for the avoidance of doubt, providing information with respect to the execution and filing of any submissions in respect thereof and participating in meetings with the applicable Gaming Authorities or other applicable Governmental Authorities. Each Party shall cooperate with each Other Party and each Other Party’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals (including supplying each Other Party with any information which may be required in order to obtain such consents, authorizations, orders and approvals, and responding as promptly as practicable to any inquiry or request received from any Governmental Authority for additional information or documentation) and, once obtained, shall comply with the terms and conditions of such consents, authorizations, orders and approvals. No Party shall willfully take any action that would reasonably be expected to have the effect of materially delaying, or impairing or impeding in any material respect, the receipt of any required consents, authorizations, orders and approvals, including the Closing Buyer Gaming Approvals. Notwithstanding anything herein to the contrary, the Buyer shall determine the strategy to be pursued for obtaining and leading any efforts to obtain all necessary actions or nonactions and approvals from any Governmental Authorities in connection with the Transfer Sub Membership Interests Purchase; provided, that the Buyer agrees to take into consideration the Seller’s reasonable views, suggestions and comments regarding such strategy and efforts.
(b)    Each Party agrees (i) to make (or cause its ultimate parent entities and any required Affiliate or Subsidiary to make), to the extent applicable, an appropriate initial filing pursuant to each applicable Gaming Law with respect to the Closing Buyer Gaming Approvals and Closing Seller Approvals within thirty (30) days following the date of this Agreement and (ii)

to respond as promptly as possible to any request for information from any Gaming Authority or other applicable Governmental Authorities.
(c)    Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication, or any communication containing confidential information, to, or filing with, any Governmental Authority with respect to the Transactions (other than applications to Gaming Authorities for licensure, qualification or a finding of suitability on behalf of individuals or entities), each Party shall provide each Other Party with drafts thereof, afford each Other Party a reasonable opportunity to comment on such drafts and incorporate each Other Party’s reasonable comments. To the extent relating to the Transactions, the Buyer and the Seller shall, and shall cause their respective Representatives to, (i) each use its respective reasonable best efforts to schedule and attend any hearings or meetings with Governmental Authorities, including Gaming Authorities, (ii) permit, to the extent permitted, each Other Party to participate in any meetings or conference calls with any Governmental Authority and (iii) promptly notify each Other Party following (x) receipt of any comments, requests or other material communications (whether written or oral) from any Governmental Authority (and provide to each Other Party copies of any written communications so received) and (y) receipt of any threatened action, suit, arbitration, investigation or other proceeding.
(d)    Without limiting the generality of each Party’s undertakings pursuant to this Section 8.06, each Party shall use its reasonable best efforts to:
(i)    avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, delay or prevent the Transfer Sub Membership Interests Closing from occurring on or before the Outside Date and take any and all actions required to defend any Action or other proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, and in furtherance of the foregoing, the Parties agree to appeal, as promptly as possible, any such decree, order, judgment or other Action; and
(ii)    avoid or eliminate any impediment under any Gaming Law or any other applicable Law, order or judgment that may be asserted by any Governmental Authority or any other Person with respect to the Transfer Sub Membership Interests Closing so as to enable the Transfer Sub Membership Interests Closing to occur as promptly as reasonably practicable (and in any event prior to the Outside Date), including implementing, contesting or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the Transactions.
Notwithstanding anything in this Agreement to the contrary, reasonable best efforts for purposes of this Section 8.06 shall not require the Buyer to litigate or defend any suit or proceeding brought by the Federal Trade Commission or Department of Justice, whether judicial or administrative and the Buyer will not be deemed to be in breach of this Agreement solely due to its failure to take such action. Furthermore, notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall have any obligation to take any action or refrain from taking any action as required by this Section 8.06 to the extent that such action or inaction would, individually or in the aggregate, reasonably be expected to (v) (i) result in the Buyer not acquiring the Conveyed Property (whether directly or by acquiring the Transfer Sub Membership Interests), or (ii) require the divestiture of the casino or the racetrack located on the applicable

Conveyed Property (or the leasehold rights therein) or any of the Buyer’s or any of its Affiliates’ other facilities, properties or other assets (or leasehold rights therein), (w) require the Buyer or any of its Affiliates to (1) undertake material new construction activity or (2) obtain debt transaction approval pursuant to 3772.28 of the Ohio Revised Code for any loans made to the Seller or any its Affiliates or owners, (x) require (1) any of the Buyer Licensed Parties to obtain a casino operator license to operate a casino, casino management company license, a racing permit to conduct pari-mutuel wagering, a video lottery sales agent license to operate video lottery terminals or any other Permit to participate in or conduct casino gaming from a Governmental Authority or have a certified development agreement from a Governmental Authority (provided that the Buyer acknowledges that the Buyer and the Buyer Licensed Parties, as applicable, shall, to the extent required to consummate the Transfer Sub Membership Interests Purchase, be required to obtain a gaming-related vendor license from the Ohio Casino Control Commission), (2) a casino operator licensee, racing permit holder, or video lottery sales agent licensee to own the building or casino, racing or video lottery terminal facilities where gaming operations are conducted, (3) any of the Buyer or any of its Affiliates to have separate casino operator licenses, video lottery sales agent licenses, or racing permits to operate a casino, video lottery terminal facility or horse racing facility or (4) any of the Buyer or its Affiliates to each have a certified development agreement from a Governmental Authority, (y) require the Buyer or any of its Affiliates to terminate, modify or extend existing relationships and contractual rights and obligations with respect to any real property including any real property lease or any tenant or (z) otherwise have a material and adverse impact on the Buyer (taken as a whole together with its respective Affiliates and Subsidiaries). Further, no Party shall be required to take any action with respect to any order, judgment or applicable Law or in order to obtain any approval or resolve any objection or impediment under any applicable Law that is not conditioned upon the consummation of the Transfer Sub Membership Interests Closing.

(e)    Notwithstanding anything to the contrary in this Agreement, the Buyer shall have no obligation to (i) take any action or refrain from taking any action pursuant to this Section 8.06, including, for the avoidance of doubt, any action or inaction requested by Governmental Authorities, including Gaming Authorities, if the Buyer obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair the Buyer or its direct or indirect owner from continuing to be treated as a real estate investment trust under the Code; (ii) assuming the accuracy of the representations and warranties of the Buyer set forth in Section 7.02(b)(ii), file or cause to be filed premerger notification or take any action or related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (iii) seek, request or obtain approval from any Governmental Authority in connection with the operation or ownership of the business conducted at the Conveyed Property as of the date hereof or as of the Closing Date; provided, however, that the Buyer may not be compelled to take any action or refrain from taking any action under any other provision of this Agreement to the extent that the Buyer is excused from taking such action or refraining from taking such action by this sentence and; provided, further that the Buyer will not be deemed to be in breach of this Agreement solely due to its failure to take or refrain from taking such action. For the avoidance of doubt, nothing in this Section 8.06 shall be deemed to limit any obligation the Buyer may have to pay a Termination Fee pursuant to Section 10.03.

Section 8.07    Financial Statements. Without limiting any of the Seller’s obligations contained in Section 8.08 (including with respect to its obligation to provide the Required Financial Information):
(a)    From the date of this Agreement until the earlier of the Transfer Sub Membership Interests Closing or the termination of this Agreement pursuant to Article X, (1) the Seller shall cause each Subsidiary Seller to provide to the Buyer, as soon as practical after the end of each calendar month (but in no event later than fifteen (15) days after the end of each calendar month) monthly summary trial balances and departmental statements of operations for each such Subsidiary Seller and its Subsidiaries as regularly prepared by the management of such Subsidiary Seller in the Ordinary Course of Business (the “Monthly Financials”) and (2) if the Transfer Sub Membership Interests Closing has not occurred on or prior to March 31, 2020, the Seller shall provide to the Buyer a true and complete copy of the audited financial statements of (x) Jack Ohio and its consolidated subsidiaries and (y) Jack Ohio Finance and its consolidated subsidiaries, in each case for the fiscal year ending December 31, 2019 consisting of the consolidated balance sheet of Jack Ohio and its consolidated subsidiaries and Jack Ohio Finance and its consolidated subsidiaries, in each case, as at December 31, 2019 and the related consolidated statements of operations, member’s equity and cash flows for the year ended December 31, 2019 as soon as practical after the preparation of such audited financial statements in the Seller’s Ordinary Course of Business; provided that the provision of audited consolidated financial statements pursuant to this Section 8.07(a)(2) shall not be a condition to, or otherwise delay, the Transfer Sub Membership Interests Closing if the conditions set forth in Section 9.01 and Section 9.03 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but are expected to be satisfied at the Transfer Sub Membership Interests Closing) have been satisfied or waived.
(b)    Notwithstanding anything herein to the contrary:
(i)    from the date of this Agreement until the delivery of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Article X, the date of such termination), to the extent that the Buyer, the Buyer Parent or any of their respective Subsidiaries determines that any financial statements that are set forth on Schedule 8.07(b) hereto are required to be filed with the SEC under Rule 3-05 or Rule 3-14 or Article 11 of Regulation S-X (or successor rules or regulations) under the Securities Act of 1933, as amended (“Regulation S-X”) (such financial statements, “S-X Financial Statements”), (x) to satisfy the Buyer’s reporting obligations on Form 8-K (or any amendments thereto) in connection with the Transfer Sub Membership Interests Purchase (such financial statements, “Form 8-K Financial Statements”), upon reasonable notice from the Buyer at any time after the date hereof but no later than the seventh (7th) day following the Closing Date, the Seller shall use reasonable best efforts (at the Buyer’s sole expense) to prepare and deliver (or cause to be prepared and delivered) such Form 8-K Financial Statements to the Buyer as soon as reasonably practical (but in no event later than the sixtieth (60th) day following the Closing Date); provided, that such date shall be extended to the sixty-fifth (65th) day following the Closing Date at the Seller’s reasonable request; and (y) in connection with any registration statement, proxy statement, prospectus, or prospectus supplement filed with the SEC, or offering memorandum prepared by or on behalf of the Buyer or Buyer Parent, upon reasonable notice from Buyer, Seller shall use reasonable best efforts (at the Buyer’s sole expense) to prepare and deliver

(or cause to be prepared and delivered) such S-X Financial Statements to the Buyer as soon as reasonably practical;
(ii)    in addition, in the event that, at any time prior to or after the Closing Date, the Buyer reasonably determines in good faith that it is required to file with the SEC (or furnish to the SEC) any financial statements of the Subsidiary Sellers, the Master Lease Tenants or any of their respective Subsidiaries or the Conveyed Property (in addition to the S-X Financial Statements) under any applicable Law (including as a result of actions taken by the Buyer, such as an offering of securities or the acquisition of one or more businesses or other assets that, when aggregated with the Subsidiary Sellers, the Master Lease Tenants or any of their respective Subsidiaries or the Conveyed Property, require the Buyer or any Affiliate of the Buyer to file financial statements of the Subsidiary Sellers, the Master Lease Tenants or any of their respective Subsidiaries or the Conveyed Property, either on a stand-alone basis or consolidated with the financial statements of such other businesses or assets), then Seller shall prior to or after the Closing Date use commercially reasonable efforts to (at the Buyer’s sole expense) prepare and deliver (or cause to be prepared and delivered) to the Buyer such financial statements of the Subsidiary Sellers, the Master Lease Tenants or any of their respective Subsidiaries or the Conveyed Property, as the Buyer so reasonably determines are required to be filed or furnished with the SEC, and any such financial statements that are as of a fiscal year end or for a fiscal year shall be audited and accompanied by an unqualified opinion of the Seller’s independent accounting firm, provided, that nothing in this Section 8.07(b)(ii) shall unreasonably interfere with the business or operations of the Seller, the Subsidiary Sellers, the Master Lease Tenants or their respective Subsidiaries; and
(iii)    in furtherance of the foregoing provisions of this Section 8.07(b), the Seller shall prior to or after the Closing Date, and prior to the Transfer Sub Membership Interests Closing shall cause each Subsidiary Seller, Master Lease Tenant and their respective Subsidiaries to, use commercially reasonable efforts to (A) provide reasonable assistance and cooperation with the Buyer’s preparation of such financial statements (including by providing reasonable access to such financial information and financial data as shall be reasonably requested by the Buyer or its Representatives in connection with the preparation of such financial statements) and any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X, (B) provide reasonable assistance to the Buyer and its independent accounting firm in completing audits and the preparation of such financial statements and other financial information, (C) upon request, deliver to the Buyer or its independent accounting firm, a customary representation letter signed by an authorized officer of the Seller, a Subsidiary Seller or a Master Lease Tenant, as applicable, in such form as is reasonably required by the Buyer’s independent accounting firm, and (D) use commercially reasonable efforts to cause the Seller’s independent accounting firm to take the actions contemplated by Section 8.08(a)(vi) with respect to the S-X Financial Statements or other financial statements or information prepared pursuant to this Section 8.07, including by providing such independent accounting firm with reasonable access to the books, records and employees of the Subsidiary Sellers, the Master Lease Tenants and their respective Subsidiaries reasonably required to conduct such audit and reasonable assistance in completing such audit; provided, that nothing in this Section 8.07(b)(iii) shall unreasonably interfere with the business or operations of the Seller, the Subsidiary Sellers, the Master Lease Tenants or any of their respective Subsidiaries.

(c)    Any S-X Financial Statements or other financial statements prepared by the Seller, a Subsidiary Seller or a Master Lease Tenant pursuant to Section 8.07(b) shall be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, and shall present fairly the financial condition of the applicable entities (taken as a whole) or the Transferred Assets (as applicable) covered thereby in all material respects as of the respective dates thereof and the results of operations and cash flows for the periods covered thereby.
(d)    It is understood and agreed that the Seller may, at its option, after reasonable advance notice to the Buyer, and at the Buyer’s sole expense (such expense to be reasonable and customary for the preparation of the applicable financial statements to be prepared), prepare (or cause to be prepared) any financial statements that are set forth on Schedule 8.07(b) hereto and engage auditors in connection therewith, in each case, at any time from and after the date of this Agreement and regardless of whether such financial statements have been requested by the Buyer under Section 8.07(b)(i) on or prior to such time.
(e)    For the avoidance of doubt, the Buyer will promptly reimburse the Seller for any costs and expenses (including reasonable attorneys’ and auditors’ fees, third party labor costs and contractor costs) incurred by the Seller, any Subsidiary Seller, any Master Lease Tenant or, prior to the Transfer Sub Membership Interests Closing, any Subsidiary Seller (including those of their respective Affiliates or Representatives) in connection with its performance under this Section 8.07 in accordance with the provisions set forth in Section 8.08.
Section 8.08    Financing Cooperation.
(a)    From the date of this Agreement until the earlier of the Transfer Sub Membership Interests Closing or the termination of this Agreement pursuant to Article X, at the sole expense of the Buyer, the Seller shall (and shall cause the Subsidiary Sellers, the Master Lease Tenants and each of their respective Subsidiaries and their respective Representatives to) use commercially reasonable efforts to provide to the Buyer such cooperation as is customary in connection with any Financing of the Buyer for the Transfer Sub Membership Interests Purchase and that is reasonably requested by the Buyer including using (or causing the Subsidiary Sellers, the Master Lease Tenants and each of their respective Subsidiaries and their respective Representatives to use) commercially reasonable efforts to:
(i)    assist in preparation of a customary confidential information memorandum, offering documents, private placement memoranda and related lender and underwriter presentations and customary materials for rating agency presentations, bank information memoranda, prospectuses, offering memoranda and similar documents used in connection with such Financing; provided, that no such confidential information memorandum, offering documents, private placement memorandum, lender or underwriter presentations, rating agency presentation, bank information memorandum, prospectuses offering memorandum or other document shall be issued by the Seller, the Subsidiary Sellers, the Master Lease Tenants or their respective Affiliates or Subsidiaries;
(ii)    upon reasonable prior notice, participate in a reasonable number of due diligence sessions, meetings and presentations with the underwriters, debt financing sources, and other proposed lenders or investors (including one-on-one sessions and conference calls) and in sessions with rating agencies, subject to customary confidentiality provisions;
(iii)    (A) as promptly as reasonably practicable, furnish to the Buyer the Required Financial Information and such pertinent and customary financial information regarding the Business and/or the Conveyed Property as may be reasonably requested by the Buyer in order to consummate such Financing and (B) periodically provide updates to the Buyer of any Required Financial Information provided to the Buyer, in each case as may be necessary so that such Required Financial Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”;
(iv)    solely with respect to financial information and data derived from the Seller’s, the Subsidiary Sellers’, the Master Lease Tenants’ or their respective Subsidiaries’ historical books and records, assist the Buyer with the Buyer’s preparation of pro forma financial information and pro forma financial statements required under such Financing, it being agreed that none of the Seller, the Subsidiary Sellers, the Master Lease Tenants, any of their respective Subsidiaries or their respective Representatives will be required to provide any information (but agree to use commercially reasonable efforts to provide customary assistance to the Buyer) relating to (a) any description of any debt or equity financing or the proposed aggregate amount of any debt or equity financing or assumed interest rates and fees and expenses relating to the incurrence of such financing, (b) any post-Transfer Sub Membership Interests Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments or (c) any financial information related to the Buyer or any of its Subsidiaries or any adjustments that are not directly related to the transactions contemplated by this Agreement (the “Excluded Information”);
(v)    provide customary authorization letters to debt financing sources authorizing the distribution of information to prospective lenders; provided, that no such authorization letters shall be executed by the Seller or any of its Subsidiaries (other than the Subsidiary Sellers, the Master Lease Tenants or the Transfer Subs);
(vi)    request and facilitate the Seller’s independent accountants to (A) provide, consistent with customary practice, (1) reasonable assistance to the Buyer with the Buyer’s preparation of pro forma financial information and pro forma financial statements to be used in connection with such Financing (solely with respect to financial information and data derived from the Seller, the Subsidiary Sellers’ or their respective Subsidiaries’ historical books and records) and (2) customary auditors consents to the Buyer to use their audit reports relating to the Seller, the Subsidiary Sellers and their respective Subsidiaries and customary “comfort letters” with respect to financial information relating to the Seller, the Subsidiary Sellers and their respective Subsidiaries as necessary or customary for financings similar to such Financing and (B) participate in a reasonable number of drafting sessions and accounting due diligence sessions;
(vii)    execute and deliver as of the Transfer Sub Membership Interests Closing (but not prior to the Transfer Sub Membership Interests Closing) definitive financing documents, including interest hedging arrangements and pledge and security documents, in each case as applicable and to the extent reasonably requested by the Buyer, and obtain surveys and title insurance and otherwise reasonably facilitate the pledging of collateral; provided that (a)

none of the documents shall be executed or delivered except in connection with the Transfer Sub Membership Interests Closing, (b) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Transfer Sub Membership Interests Closing and (c) no liability shall be imposed on the Seller, the Subsidiary Sellers, any of their respective Subsidiaries or any of their respective Representatives in connection therewith;
(viii)    furnish to the Buyer and its financing sources all financial statements and such other pertinent and customary financial information regarding the Business reasonably requested by the Buyer in connection with such Financing; provided, that (a) the Seller, the Subsidiary Sellers and their respective Subsidiaries shall only be obligated to furnish such information to the extent such information may be derived from the Seller’s, the Subsidiary Sellers’ and their respective Subsidiaries’ historical books and (b) the Seller, the Subsidiary Sellers and their respective Subsidiaries shall not be obligated to furnish (I) any financial statements not required to be delivered under Section 8.07 or (II) any Excluded Information;
(ix)    provide at least two (2) Business Days prior to the Closing Date all documentation and other information about the Seller, the Subsidiary Sellers and their respective Subsidiaries relating to the Business as shall have been reasonably requested in writing by the Buyer at least seven (7) Business Days prior to the Closing Date that is required in connection with the applicable debt financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; and
(x)    cooperate reasonably with the financing sources’ and underwriters’ or initial purchasers’ due diligence, to the extent customary and reasonable.
(b)    Notwithstanding anything to the contrary in this Agreement, (1) nothing in Section 8.07 or this Section 8.08 shall require cooperation to the extent it would (i) subject the Seller, the Subsidiary Sellers or their respective Affiliates or Representatives to any actual or potential personal liability, (ii) unreasonably interfere with the business or operations of the Seller, the Subsidiary Sellers or their respective Subsidiaries, (iii) reasonably be expected to conflict with, or violate, the Seller’s, the Subsidiary Sellers’ or any of their respective Subsidiaries’ certificate of formation, operating agreement or any organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which the Seller, the Subsidiary Sellers, any of their respective Subsidiaries or Affiliates is a party, in each case, as in effect on the date hereof, (iv) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any closing condition to fail to be satisfied, or (v) require the Seller, the Subsidiary Sellers any of their respective Subsidiaries or their respective Affiliates or Representatives to (A) waive or amend any terms of this Agreement or any other Contract to which any of them is a party, (B) agree to pay or pay any fees or reimburse any expenses or make any other payment in connection with any financing which are not reimbursed or indemnified hereunder, (C) give any indemnities or incur any liabilities in connection with any financing or any information utilized in connection therewith which are not reimbursed or indemnified hereunder, (D) deliver or obtain opinions of internal or external counsel or accountants’ comfort letters or reliance letters (except as expressly set forth in Section 8.08(a)(vi) above), (E) provide access to or disclose information where any of them determines that such access or disclosure could contravene any confidentiality agreement or jeopardize any legal or other privilege or (F) approach any third parties to discuss agreements limiting the rights of such third parties, (2) none of the directors or managers of the Transfer Subs, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument relating to any financing, or adopt any resolutions or take any other actions approving any such agreements, documents or instruments, unless the Buyer shall have determined that such directors and managers are to remain as directors or managers of the Transfer Sub on and after the Closing Date and such resolutions are contingent upon the Transfer Sub Membership Interests Closing and will not be effective prior to the Closing Date; (3) the Transfer Subs and their Representatives shall not be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing that is not contingent upon the Transfer Sub Membership Interests Closing or that would be effective prior to the Closing Date; and (4) no Seller or any of its Subsidiaries (other than the Subsidiary Sellers, the Master Lease Tenants or the Transfer Subs) or their respective Affiliates or their respective Representatives shall be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing (whether or not conditioned on the Transfer Sub Membership Interests Closing) or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which any financing is obtained (whether or not conditioned on the Transfer Sub Membership Interests Closing). Nothing contained in this Section 8.08 or otherwise shall require the Transfer Subs to be a borrower or other obligor with respect to any financing prior to the Closing Date, and in no event shall the Seller, any Subsidiary Seller or any of their respective Affiliates (other than the Transfer Subs) be required to be a borrower or other obligor with respect to any financing at any time whatsoever. The Seller hereby consents to the use of the Seller’s, the Subsidiary Sellers’ and their respective Subsidiaries’ logos as may be reasonably necessary in connection with any Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Seller, the Subsidiary Sellers or their respective Subsidiaries.
(c)    The Seller, the Subsidiary Sellers and their respective Subsidiaries, Affiliates and Representatives shall not have any liability to the Buyer in respect of any financial information or data or other information provided pursuant to Section 8.07 or this Section 8.08 (other than arising from fraud, gross negligence, willful misconduct or intentional misrepresentation by the Seller, the Subsidiary Sellers or their respective Subsidiaries). The Buyer shall indemnify, defend and hold harmless the Seller, the Subsidiary Sellers each of their respective Subsidiaries, Affiliates and Representatives from, against and in respect of any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgment and penalties imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of any financing or the provision of information utilized in connection therewith or any cooperation of any of the Seller, the Subsidiary Sellers and their respective Subsidiaries contemplated by Section 8.07 or this Section 8.08 (other than arising from fraud, gross negligence, willful misconduct or intentional misrepresentation by the Seller, the Subsidiary Sellers or their respective Subsidiaries) to the fullest extent permitted by applicable Law, and the foregoing obligations shall survive the Closing Date and termination of this Agreement. The Buyer shall promptly, upon request of the Seller or the Subsidiary Sellers, reimburse the Seller, the Subsidiary Sellers and any of their respective

Subsidiaries for all costs and expenses (including reasonable attorneys’ fees) incurred by the Seller, the Subsidiary Sellers or any of their respective Subsidiaries (including those of their respective Affiliates or Representatives) in connection with the cooperation of the Seller, the Subsidiary Sellers and their respective Subsidiaries contemplated by Section 8.07 or this Section 8.08, and the foregoing obligations shall survive the Closing Date and termination of this Agreement.
(d)    The Parties acknowledge and agree that the provisions contained in this Section 8.08, represent the sole obligation of the Seller, the Subsidiary Sellers and their respective Subsidiaries, Affiliates and Representatives with respect to cooperation in connection with the arrangement of any financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.
(e)    The Buyer shall keep the Seller reasonably informed of material developments relating to any Financing of the Buyer for the Transfer Sub Membership Interests Purchase.
Section 8.09    Closing Conditions. Subject to the terms and conditions of this Agreement, each Party shall cooperate with each Other Party and use (and cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws (including Gaming Laws) to cause the conditions to the Transfer Sub Membership Interests Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Transactions. Notwithstanding the foregoing, this Section 8.09 shall not require the Seller to consummate the Transfer Sub Membership Interests Closing prior to the Inside Date.
Section 8.10    Books and Records.
(a)    In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or a Transfer Sub after the Transfer Sub Membership Interests Closing, or for any other reasonable regulatory or tax purpose, for a period of six (6) years following the Closing Date, the Seller shall:
(i)    retain the books and records (including personnel files) of the Seller which relate to the Conveyed Properties for periods prior to the Transfer Sub Membership Interests Closing; and
(ii)    upon reasonable notice and request, afford the Buyer, any of its Affiliates and any of its or their respective Representatives reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records solely to the extent related to the Conveyed Properties.
(b)    No Party shall be obligated to provide the Other Party with access to any books or records (including personnel files) pursuant to this Section 8.10 where such access would violate any Law.

Section 8.11    Public Announcements. Each Party shall not, and shall cause its Affiliates not to, make any public announcements (including any employee communications) in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of each Other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the rules of any applicable stock exchange (based upon the reasonable advice of outside counsel), in which case such Party will, to the extent practicable under the circumstances, provide each Other Party with reasonable prior notice and a reasonable opportunity to review in advance and comment on the disclosure.
Section 8.12    Further Assurances. Following the Transfer Sub Membership Interests Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.
Section 8.13    Non-Solicitation.
(a)    The Seller shall not and shall cause the Restricted Parties not to, prior to the two (2)-year anniversary of the Closing Date, solicit employment of employees of (x) the Business, (y) the Seller or (y) the Buyer or their respective Affiliates; provided, however, that the restrictions contained in this Section 8.13(a) shall not apply to (a) general solicitations not specifically directed to any employee of the Business, the Seller, the Buyer or their respective Affiliates, and (b) any solicitation of an individual who is not employed by the Business, the Seller, the Buyer or their respective Affiliates at the time of such solicitation of that individual and so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by such other party.
(b)    The Buyer shall not, and shall each cause its controlled Affiliates not to, prior to the two (2)-year anniversary of the Closing Date (or such other date as mutually agreed by the Seller and the Buyer), solicit employment of employees of JACK Entertainment LLC; provided, however, that the restrictions contained in this Section 8.13(b) shall not apply to (a) general solicitations not specifically directed to any employee of JACK Entertainment LLC or its Affiliates, and (b) any solicitation or hiring of an individual who is not employed by JACK Entertainment LLC or its Affiliates at the time of such solicitation or hiring of that individual and so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by Jack Entertainment LLC or its Affiliates. Notwithstanding anything to the contrary in this Section 8.13(b), the Buyer may solicit employment of employees of JACK Entertainment LLC prior to the end of such period if such employment does not commence prior to the end of such period.
Section 8.14    No Competition. Seller covenants and agrees (with respect to and on behalf of itself, its Affiliates, Daniel B. Gilbert and his controlled Affiliates) that, absent, in each case, Buyer’s prior written consent in Buyer’s sole and absolute discretion, from the Closing Date until the two (2) year anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates and Daniel B. Gilbert and his controlled Affiliates (collectively, the “Restricted Parties”) not to directly or indirectly (i) use the Customer List or any portion thereof to make any direct marketing to the customers on the Customer List for any property located within the Restricted Area other than the Cleveland Real Property or the Thistledown Real Property, (ii) sell, license or otherwise permit any Person to use the Customer Database or any portion thereof to make any direct marketing to the customers on the Customer List for any property located within the Restricted Area, (iii) acquire, build or develop, or otherwise participate in the acquisition, building or development of, a new Gaming Facility (including a facility that has been shut down) within the Restricted Area (a “Competing Project”) or (iv) acquire and/or operate, or otherwise participate in the acquisition and/or operation of, any existing Gaming Facility (or the operations thereof) within the Restricted Area (a “Competing Facility”), unless in each case (A) the Restricted Parties shall first offer Buyer the opportunity to fund the acquisition (and development, if applicable) of the real property assets with respect to the Competing Project or Competing Facility (but expressly excluding any operating assets relating thereto) pursuant to the terms and conditions set forth in Section 10.4 of the Master Lease, and acquire title to and lease the Competing Project or Competing Facility to the applicable Restricted Party upon terms mutually acceptable to the parties and otherwise substantially in the same form as the Master Lease and (B) Buyer shall accept such offer (whereupon such transactions may be consummated by Buyer or its Affiliates). If Buyer does not provide its consent or accept such offer, then, except as set forth in Section 41.19 of the Master Lease, no Restricted Party shall be permitted to build, acquire or develop, or otherwise participate in the building, acquisition or development of, a Competing Project or acquire or operate, or otherwise participate in the acquisition or operation of, any Competing Facility. Notwithstanding anything to the contrary in this Section 8.14, the Master Lease Tenants shall not be restricted under this Section 8.14 from expanding the Leased Property (as defined in the Master Lease) under the Master Lease (subject to the applicable Master Lease Tenant’s compliance with the terms of Section 10.4 and the other provisions of Article X of the Master Lease) and making Capital Improvements in accordance with the terms of Article X of the Master Lease.
(a)    Notwithstanding the immediately preceding sentence or anything else to the contrary in this Agreement: (i) Daniel B. Gilbert and his controlled Affiliates may invest in any pooled investment vehicle if no Restricted Party is a controlling person of, or a member of a group which controls, such pooled investment vehicle and may own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person which are publicly traded on a national or regional stock exchange or over the counter if no Restricted Party (A) is a controlling person of, or a member of a group which controls, such person and (B) directly or indirectly owns five percent (5%) or more of any class of securities of such person, (ii) nothing shall prohibit Daniel B. Gilbert and his controlled Affiliates from engaging in activities related to their ownership or operation of the Cleveland Cavaliers National Basketball Association franchise or any other professional sports team, “esports” teams or leagues and (iii) nothing shall prohibit the Restricted Parties from owning or operating the Business.
Section 8.15    Notice of Certain Events. Each Party shall give prompt written notice to each Other Party, (a) of any notice or other communication received by such Party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Subsidiary Sellers or the Buyer, (b) of any Actions commenced or, to such Party’s knowledge, threatened against, relating to or otherwise affecting such Party of any of its Subsidiaries which relate to the Transactions, and (c) if such Party becomes aware of any facts or circumstances that such Party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by such Party which breach would reasonably be expected to result in the failure of the conditions set forth in Section 9.02(a), Section 9.02(b), Section 9.03(a) or Section 9.03(b), as applicable, to be satisfied, or reasonably be likely to prevent or delay beyond the Outside Date the consummation of the Transactions.
Section 8.16    R&W Insurance Policy. The Seller, on the one hand, and the Buyer, on the other hand, shall each be responsible for fifty percent (50%) of the R&W Insurance Cost; provided, that the aggregate amount of the R&W Insurance Cost for which the Seller shall be responsible pursuant to this Section 8.16 shall be limited to $1,000,000 (the amount of R&W Insurance Cost for which the Seller is responsible pursuant to this Section 8.16, the “Seller R&W Insurance Cost”).
Section 8.17    Exclusive Dealing. During the period from the execution of this Agreement by the Parties through the Transfer Sub Membership Interests Closing or the earlier termination of this Agreement in accordance with Section 10.01, the Seller and the Subsidiary Sellers shall not, and each shall direct its Affiliates and Representatives not to, (i) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates and Representatives) concerning any Acquisition Proposal, (ii) approve, endorse or recommend any Acquisition Proposal or (iii) enter into any agreement in principle, arrangement, understanding, Contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, the Seller shall, and shall cause the Subsidiary Sellers and shall direct its and their respective Affiliates to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal and instruct to be returned or destroyed all nonpublic information provided by or on behalf of the Subsidiary Sellers to such Person; provided, however, that nothing in this Section 8.17 shall preclude the Seller or its Representatives from contacting any such Person solely for the purpose of complying with the provisions of the first clause of this sentence. The Seller and the Subsidiary Sellers shall promptly notify the Buyer upon its, or any of its Affiliates, receipt of any proposal, offer or indication of interest from any Person with respect to a potential Acquisition Proposal, which notice shall include the identity of the Person making such Acquisition Proposal.
Section 8.18    Rock Ohio Ventures LLC Recapitalization. The Seller shall, and cause each of its Affiliates to, take such actions as are necessary to cause the Rock Ohio Ventures LLC Recapitalization to be consummated at or prior to the Transfer Sub Membership Interests Closing.
Section 8.19    Post-Closing Escrow. At the Transfer Sub Membership Interests Closing, the Buyer shall deposit with the Escrow Agent, pursuant to an escrow agreement consistent with the provisions of this Section 8.19 and in the form attached hereto as Exhibit V (the “Escrow Agreement”), a portion of the Transfer Sub Membership Interests Purchase Price consisting of cash in an amount equal to $5,250,000 (the “Original Escrowed Amount”), which may be reduced from time to time in accordance with the terms of the Escrow Agreement to reflect any sums paid to the Buyer from time to time pursuant to this Section 8.19 (the “Escrowed Amount”). Each of the representations and warranties set forth in Sections 7.01(a)(v), 7.01(a)(vi), 7.01(b), 7.01(c)(i)(z) solely as it relates to the Cooperative Agreement and the Declaration, 7.01(e)(ii)-(iii) and 7.01(l) shall be deemed “Surviving Representations” for purposes of this Section 8.19; provided, that, any breach of the representations and warranties set forth in Section 7.01(a)(vi) (other than Subsection 7.01(a)(vi)(i) and Subsection 7.01(a)(vi)(iv)) shall not be deemed to have occurred for purposes of this Section 8.19 if such breach would have occurred even if the Conveyed Properties had been conveyed directly to the Buyer (rather than conveyed to the Transfer Subs with the Transfer Sub Membership Interests transferred to the Buyer). Notwithstanding the first sentence of Section 11.14, the Surviving Representations shall survive the Transfer Sub Membership Interests Closing for a period of one (1) year following the Closing Date (the “Survival Period”); provided, that if, prior to the end of the Survival Period, the Buyer shall have asserted in writing a claim with respect to the particular Surviving Representation (a “Claim Notice”) and commenced a legal proceeding against the Seller within sixty (60) days of delivery of such Claim Notice alleging that the Seller is in breach of such Surviving Representation and that the Buyer has suffered damages as a result thereof, such claim shall continue beyond the end of the Survival Period. If the Parties agree, or a court of competent jurisdiction determines, that (a) the applicable Surviving Representation was breached as of the Closing Date and (b) the Buyer suffered actual damages (including reasonable out-of-pocket attorneys’ fees and other reasonable out-of-pocket expenses) by reason of such breach (“Surviving Representation Damages”), then the Buyer shall be entitled to receive an amount equal to such damages, but in no event in an amount greater than the then-remaining Escrowed Amount. Any Surviving Representation Damages shall be determined without duplication of recovery by the Buyer by reason of the state of facts giving rise to such loss constituting a breach of more than one (1) Surviving Representation. Except as set forth in Section 11.14, following the Survival Period, the Seller shall have no further liability with respect to the Surviving Representations and the Buyer shall look exclusively to the R&W Insurance Policy for any and all claims regarding any breaches of representations and warranties provided for in this Agreement, and there shall be no further requirement of the Seller to maintain all or any portion of the Escrowed Amount; provided, that if as of the expiration of the Survival Period, the Buyer shall have provided a Claim Notice to the Seller and commences a legal proceeding against the Seller within sixty (60) days of delivery of such Claim Notice alleging that the Seller is in breach of such Surviving Representation and that the Buyer has suffered damages as a result thereof, then the Escrow Agent shall retain, pursuant to the Escrow Agreement, cash in an amount equal to the lesser of (i) the amount claimed by the Buyer in such writing and (ii) the then-remaining Escrowed Amount, pending resolution or settlement of such claim. Except as set forth in Section 11.14, the aggregate liability of the Seller to the Buyer in respect of all obligations for Surviving Representation Damages under this Section 8.19 shall not exceed the Original Escrowed Amount and the Buyer acknowledges and agrees that in no event shall the Seller have any obligation or liability in connection with any breach of the Surviving Representations in excess of the then-remaining Escrowed Amount, and in the event that the Original Escrowed Amount is paid to the Buyer on account of claims under this Section 8.19, then this Section 8.19 shall be of no further force or effect. The Parties agree to treat any indemnity payment made pursuant to this Section 8.19 as an adjustment to the Transfer Sub Membership Interests Purchase Price for all tax purposes unless otherwise required pursuant to applicable Law. This Section 8.19 shall survive the Transfer Sub Membership Interests Closing.

Section 8.20    MOU. The Parties agree that Buyer shall have no obligation whatsoever to make any payment under the MOU.
Section 8.21    Cooperative Agreement.
(a)    Notwithstanding anything to the contrary contained herein, from and after the Closing Date, Buyer shall (i) fully pay all real estate taxes and Service Payments (as defined in the Cooperative Agreement), if any, in the manner provided in the Cooperative Agreement and as required by applicable law, (ii) provide to the County, the City, the Authority and the Trustee such information as may be necessary for the Trustee, the County, the City and the Authority to fulfill their continuing disclosure requirements with respect to the Bonds (as defined in the Cooperative Agreement), together with the covenants described in Section 5.5(b) of the Cooperative Agreement, (iii) comply with the Limited Contest Covenant (as defined in Section 2.5 of the Cooperative Agreement), and (iv) acknowledge and agree that the Service Payments shall be treated in the same manner as taxes and have the lien described in O.R.C. Section 323.11. Buyer and any successor to Buyer to the Cooperative Agreement shall include the covenants set forth in Section 5.4 of the Cooperative Agreement in any future instrument conveying title to the all or any portion of the Higbee Building encumbered by the Cooperative Agreement.
(b)    Higbee Transferor, Cleveland Transfer Sub and Buyer agree that the covenants and agreements provided in Section 2.5 of the Cooperative Agreement are covenants that run with the land (collectively, the “Section 2.5 Covenants”) and such covenants shall, for the Exemption Period (as defined in the Cooperative Agreement), in any event and without regard to technical classification or designation, legal or otherwise, be binding to the fullest extent permitted by law and equity for the benefit and favor of and enforceable by the City whether or not the Cooperative Agreement remains in effect and whether or not the Section 2.5 Covenants are included by Cleveland Transfer Sub or Buyer or any successor to Cleveland Transfer Sub or Buyer to the Cooperative Agreement in any subsequent deed to any future grantees or owners of all or any portion of the Higbee Building encumbered by the Cooperative Agreement.
(c)    To the extent permitted by law, each of Cleveland Transfer Sub and Buyer agrees, for its benefit and the benefit of its successors and assigns, that it shall not enter into a written undertaking to pay delinquent taxes in installments pursuant to the Revised Code (as defined in the Cooperative Agreement) including, but not limited to, Section 323.31 thereof, where the effect of such entry would be to preclude the commencement, continuation or resolution of foreclosure proceedings, or to otherwise delay the payment in full of any and all delinquent taxes, and Service Payments, if any, on the Higbee Building. Each of Cleveland Transfer Sub and Buyer agrees that it will include the foregoing covenant in any instrument that Cleveland Transfer Sub of Buyer, as applicable, executes and delivers to a subsequent grantee, conveying the fee of all or any portion of the Higbee Building encumbered by the Cooperative Agreement.
(d)    This Section 8.21 shall survive the Closing Date.
Section 8.22    Higbee REA. In the event that, at any time during the thirty (30) day period following the date of this Agreement, either Seller or Buyer, as the case may be, determines that there is any material inconsistency between the provisions of the Higbee REA, on the one hand, and the rights and obligations of any tenant, as lessee of a portion of the Higbee Commercial Parcel, or JCC, as lessee of the Higbee Gaming Parcel, on the other hand, including rights as to common areas, then such party will provide notice to the other, whereupon the Parties agree to discuss in good faith potential modifications to the Higbee REA to reasonably address such inconsistencies; provided, however, that each Party shall have the right to approve or disapprove of any such amendments or modifications in its sole discretion.

ARTICLE IX

CONDITIONS TO CLOSING
Section 9.01    Conditions to Obligations of Both Parties. The obligation of each Party to effect the Transfer Sub Membership Interests Closing is conditioned upon the satisfaction at or prior to the Transfer Sub Membership Interests Closing (or waiver by both the Seller and the Buyer, to the extent permitted by applicable Law) of each of the following:
(a)    No Governmental Authority having jurisdiction over any Party shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether preliminary, temporary or permanent) or taken any action, which, in each case, restrains, enjoins or otherwise has the effect of making illegal or otherwise prohibiting the consummation of the Transactions.
(b)    (i) All Closing Seller Approvals shall have been duly obtained and shall be in full force and effect and (ii) all Closing Buyer Gaming Approvals shall have been obtained and shall be in full force and effect.
Section 9.02    Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transfer Sub Membership Interests Closing is further conditioned upon satisfaction (or waiver by the Seller, which waiver the Seller may give or withhold in its sole discretion) at or prior to the Transfer Sub Membership Interests Closing of each of the following:
(a)    (i) each of the representations and warranties of the Buyer contained in Section 7.02(a) and Section 7.02(c) shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) each of the representations and warranties of the Buyer contained in Article VII (other than those contained in the sections set forth in the preceding clause (i)) shall be true and correct (disregarding all materiality and material adverse effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Buyer’s ability to consummate the Transfer Sub Membership Interests Purchase;

(b)    each and all of the agreements and covenants of the Buyer to be performed and complied with pursuant to this Agreement on or prior to the Transfer Sub Membership Interests Closing have been duly performed and complied with in all material respects;
(c)    Buyer shall have delivered to the Seller the Escrow Agreement and each Transfer Sub Agreement and Plan of Merger, in each case duly executed by Buyer or its applicable assignee;
(d)    The Landlord shall have delivered (i) to the Master Lease Tenants, the Master Lease and (ii) to the Guarantor, the Lease Guaranty, in each case, duly executed by Landlord and contingent solely on the occurrence of the Transfer Sub Membership Interests Closing; and
(e)    Seller shall have received a fully executed copy of the Loan Agreement.
Section 9.03    Additional Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Transfer Sub Membership Interests Closing is further conditioned upon satisfaction (or waiver by the Buyer, which waiver the Buyer may give or withhold in its sole discretion) at or prior to the Transfer Sub Membership Interests Closing of each of the following:
(a)    (i) Each of the representations and warranties of the Seller contained in Section 7.01(a)(i), Section 7.01(a)(iii), Section 7.01(a)(iv) and Section 7.01(e)(iii) of this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); (ii) each of the representations and warranties of the Seller contained in Section 7.01(a)(ii), Section 7.01(a)(v), Section 7.01(a)(vi)(i), Section 7.01(b), Section 7.01(c)(i)(x), Section 7.01(e)(ii), Section 7.01(l) and Section 7.01(n) shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all but de minimis respects as of that specified date), and (iii) the representations and warranties of the Seller contained in Article VII (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;
(b)    each and all of the agreements and covenants of the Seller and the Subsidiary Sellers and their Affiliates to be performed and complied with pursuant to this Agreement on or prior to the Transfer Sub Membership Interests Closing have been duly performed and complied with in all material respects;

(c)    the Buyer shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Seller on behalf of the Seller, confirming that each of the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied;
(d)    since the date of this Agreement, there shall have been no Material Adverse Effect, Material Condemnation Event or Material Casualty Event;
(e)    each of the Higbee Closing and the Reorganization Closing shall have occurred;
(f)    fee title to the Conveyed Properties shall be conveyed and transferred to, and as of the Transfer Sub Membership Interests Closing held by, the applicable Transfer Subs, in each case, subject only to the Permitted Encumbrances (other than, for the avoidance of doubt, Existing Debt Encumbrances) and any other title defects or encumbrances that, individually or in the aggregate, do not and would not reasonably be expected to materially reduce the value of the Conveyed Properties or materially interfere with the use of the Conveyed Properties as they are currently used (such other title defects or encumbrances, collectively, “Additional Encumbrances”), and the Title Policy shall be issued to the applicable Transfer Sub (or the Buyer’s designee) in the condition required by the definition of the term “Title Policy” (except that the same may be subject to Additional Encumbrances, which Additional Encumbrances shall be deemed “Permitted Encumbrances” for purposes of this Agreement); provided, however, that in the event that at or prior to the Transfer Sub Membership Interests Closing, title to the Conveyed Properties are subject to one or more monetary Encumbrances that are not otherwise Permitted Encumbrances (other than Existing Debt Encumbrances), any of such monetary Encumbrances shall be deemed “Permitted Encumbrances” for the purposes of this Agreement if (i) such Encumbrance is monetary in nature, (ii) all such monetary Encumbrances (together with any Permitted Encumbrances included in subsection (iii) of the definition of Permitted Encumbrances) secure obligations that do not exceed $6,500,000 in the aggregate and (iii) such monetary Encumbrance is affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to the Buyer.
(g)    the Jack Cleveland Casino Lease shall have been terminated;
(h)    (i) the Higbee REA shall have been entered into by the Higbee Transferor and the Cleveland Transfer Sub and submitted for recording to the Cuyahoga County Fiscal Office land records and (ii) the Higbee REA Side Letter shall have been entered into by the Higbee Transferor and the Cleveland Transfer Sub;
(i)    the Seller shall have delivered to the Buyer the certificate described in Section 6.02(h);
(j)    each Restrictive Covenant shall have been submitted for recording to the Cuyahoga County Fiscal Office land records;

(k)    Seller shall have delivered to the Buyer the Escrow Agreement duly executed by Seller and each Transfer Sub Agreement and Plan of Merger, duly executed by each applicable Transfer Sub;
(l)    (i) the Master Lease Tenants shall have delivered to Landlord the Master Lease, duly executed by each Master Lease Tenant and (ii) the Guarantor shall have delivered to Landlord the Lease Guaranty, duly executed by the Guarantor, in each case contingent solely on the occurrence of the Transfer Sub Membership Interests Closing;
(m)    the estoppel certificates, third party consents, terminations, amendments, and/or acknowledgements, each in recordable form, as applicable, that are set forth on Schedule 9.03(m) attached hereto in the form requested by the Buyer (subject to commercially reasonable but immaterial changes requested by the applicable third party) shall have been obtained;
(n)    the Seller shall have delivered to the Buyer the Existing Debt Payoff and Release Documentation;
(o)    (i) the Rock Ohio Ventures LLC Recapitalization shall have been consummated and (ii) the A&R ROV Operating Agreement shall have been entered into by and among the parties thereto; and
(p)    Buyer shall have received a fully executed copy of the Loan Agreement.
Section 9.04    Frustration of Closing Conditions. Neither the Buyer nor the Seller may rely on any failure to any condition set forth in this Article IX to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement.
ARTICLE X

TERMINATION
Section 10.01    Termination. This Agreement may be terminated at any time prior to the Transfer Sub Membership Interests Closing as follows:
(a)    By the mutual written consent of the Seller and the Buyer.
(b)    By the Buyer by written notice to the Seller if the Seller has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by the Seller of written notice of such breach or failure from the Buyer; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available if the Buyer is itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 9.02(a) or Section 9.02(b) to be satisfied while such breach or failure to perform is continuing, and such breach or failure shall not have been cured in all material respects.
(c)    By the Seller by written notice to the Buyer if the Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by the Buyer of written notice of such breach or failure from the Seller; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available if the Seller is in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 9.03(a) or Section 9.03(b) to be satisfied while such breach or failure to perform is continuing and such breach or failure shall not have been cured in all material respects.
(d)    By the Buyer by written notice to the Seller in the event of a Material Condemnation Event or Material Casualty Event, in each case, with respect to one or more of the Conveyed Properties.
(e)    By either the Buyer or the Seller by written notice to the Other Party if any Governmental Authority having jurisdiction over any Party shall have issued (i) a final nonappealable Governmental Order or taken any other action, in each case permanently restraining or enjoining, or otherwise prohibiting, the consummation of the Transactions or (ii) any Law that makes consummation of the Transactions illegal or otherwise prohibited shall be in effect and such Law shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to the Seller if such Governmental Order or Law was primarily due to the failure of the Seller to perform any of its obligations under this Agreement and the right to terminate this Agreement under this Section 10.01(e) shall not be available to the Buyer if such Governmental Order or Law was primarily due to the failure of the Buyer to perform any of its obligations under this Agreement.
(f)    By either the Buyer or the Seller by written notice to the Other Party if the Transfer Sub Membership Interests Closing does not occur by June 15, 2020 (such date, as same may be extended pursuant hereto, the “Outside Date”); provided, however, that if on such date the condition to closing set forth in Section 9.01(a) or Section 9.01(b) shall not have been satisfied but all other conditions to the Transfer Sub Membership Interests Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Transfer Sub Membership Interests Closing, shall be capable of being satisfied or waived by all Parties entitled to the benefit of such conditions), such date may be extended one (1) time (but not more than one (1) time) for a period of ninety (90) calendar days in each instance by the Buyer or the Seller by written notice to the Other Party (and all references to the Outside Date herein shall be as so extended); provided, further, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to the Seller if such failure of the Transfer Sub Membership Interests Closing to occur is primarily due to the failure of the Seller to perform any of its obligations under this

Agreement, and the right to terminate this Agreement under this Section 10.01(f) shall not be available to the Buyer if such failure of the Transfer Sub Membership Interests Closing to occur is primarily due to the failure of the Buyer to perform any of its obligations under this Agreement.
Any valid termination of this Agreement pursuant to this Section 10.01 shall not, in and of itself, be considered a breach or violation of the obligations of the terminating Party under Section 8.06 or Section 8.09.
Section 10.02    Effect of Termination. In the event that this Agreement is validly terminated by either the Seller or the Buyer as provided in Section 10.01, each Party will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to the Buyer or the Seller; provided, that the agreements and obligations of the Parties set forth in Section 8.04, this Section 10.02, Section 10.03, Section 11.01 (to the extent that amounts have been incurred prior to the date of termination) and the other provisions of Article XI shall survive such termination and remain in full force and effect; provided, further, that (subject, and without limitation to, Section 10.03(c)) nothing in this Section 10.02 relieves any Party of any liability for (x) Fraud or (y) any Willful Breach of any covenant or agreement contained in this Agreement occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.
Section 10.03    Remedies Upon Termination.
(a)    Notwithstanding anything to the contrary in this Agreement, the Buyer and the Seller agree that in the event that this Agreement is terminated by the Seller or the Buyer pursuant to Section 10.01(e) or Section 10.01(f) where (A) all of the conditions set forth in Section 9.01(a) (other than if the applicable Governmental Order or Law relates to a Closing Buyer Gaming Approval) and Section 9.03 (other than those conditions set forth in Section 9.03 that by their nature are to be satisfied or waived at the Transfer Sub Membership Interests Closing and that are capable of being so satisfied) have been satisfied as of the date of such termination, or (in the case of a termination pursuant to Section 10.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) any Closing Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; (C) all Closing Seller Approvals shall have been duly obtained and shall be in full force and effect; and (D) no limitation or suspension of, or failure of any Subsidiary Seller to hold, any Permit under Gaming Laws required to conduct casino gaming at the Conveyed Properties has occurred since the date of this Agreement that has caused the failure of the conditions set forth in Section 9.01(b)(ii) to be satisfied, then the Buyer shall pay to the Seller by wire transfer of immediately available funds a fee of Twenty Five Million Two Hundred Ninety Nine Thousand dollars ($25,299,000) (the “Termination Fee”) within two (2) Business Days of the date of termination.
(b)    Each Party acknowledges that the provisions of this Section 10.03 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. If the Buyer fails to promptly pay the Termination Fee if and when due pursuant to this Section 10.03, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Section 10.03 until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the Seller commences an Action that results in judgment for the Seller for such amount, the Buyer shall pay the Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action. In no event shall the Buyer be obligated to pay more than one Termination Fee, or a Termination Fee on more than one occasion.
(c)    The Parties acknowledge that the damages resulting from termination of this Agreement under circumstances in which a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 10.03 are reasonable forecasts of the actual damages which may be incurred, and agree that in the event a Termination Fee is payable pursuant to this Section 10.03, then notwithstanding anything to the contrary in Section 10.02 or elsewhere in this Agreement, the monetary remedies set forth in this Section 10.03 shall be the sole and exclusive remedies of the Seller and its Affiliates and Representatives against the Buyer, the Financing Parties and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of any breach of, or inaccuracy in, any representation, warranty, covenant or agreement in this Agreement, for Fraud, or the failure of the Transactions to be consummated, and upon payment of such amount, none of the Buyer, the Financing Parties nor any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling persons, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Parties further agree that the specific performance remedies set forth in Section 11.11 shall be the sole and exclusive remedies of the Buyer against the Seller and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates for any loss suffered as a result of the failure of the Transactions to be consummated except in the case of (x) Fraud or (y) a Willful Breach of any covenant, warranty or agreement contained in this Agreement occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, and neither the Seller and its Subsidiaries nor any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the case of (x) Fraud or (y) a Willful Breach of any covenant, warranty or agreement contained in this Agreement occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.
ARTICLE XI

MISCELLANEOUS
Section 11.01    Expenses. Except as otherwise expressly provided herein (including Section 8.16), all transaction expenses shall be paid by the Party incurring such costs and expenses, whether or not the Transfer Sub Membership Interests Closing shall have occurred. For avoidance of doubt, and notwithstanding anything to the contrary contained herein, (i) the Seller and the Buyer shall each be responsible for fifty percent (50%) of the exam fee related to each Title Policy, the base premium for each Title Policy and the cost of the non-imputation endorsement to the Title Policy to be obtained by the Buyer in connection with the Closing, (ii) the Seller shall be responsible for the recording fee related to each Deed and (iii) the Buyer shall be responsible for all other costs and expenses (including, without limitation, premiums for endorsements) related to each Title Policy.
Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (with delivery tracking); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case sent as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Seller or any Subsidiary Seller to:	Jack Ohio LLC c/o Jack Entertainment LLC 580 Monroe Avenue Detroit, Michigan 48226 Attention: Daniel A. Reinhard Email: danreinhard@jackentertainment.com with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Scott A. Barshay
   Jeffrey D. Marell
   Peter E. Fisch
Facsimile No.: (212) 757-3990
Email: sbarshay@paulweiss.com
   jmarell@paulweiss.com
   pfisch@paulweiss.com

If to the Buyer, to:	VICI Properties L.P. c/o VICI Properties Inc. 430 Park Avenue, 8th Floor New York, New York 10022 Attention: Samantha S. Gallagher, General Counsel Email: corplaw@viciproperties.com with a copy (which shall not constitute notice) to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James P. Godman
   Todd E. Lenson
   Jordan M. Rosenbaum
Email: jgodman@kramerlevin.com
   tlenson@kramerlevin.com
   jrosenbaum@kramerlevin.com

All notices, requests, claims, demands, waivers and other communications hereunder to be delivered to any Transfer Sub shall be delivered (i) to the Seller, if before the Transfer Sub Membership Interests Closing and (ii) to the Buyer, if after the Transfer Sub Membership Interests Closing.
Section 11.03    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:
(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    the word “or” shall be disjunctive but not exclusive;
(e)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(f)    a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;
(g)    all references to prices, values or monetary amounts refer to United States dollars;
(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;
(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(k)    any references herein to a particular Section, Article, Exhibit, Annex or Schedule means a Section or Article of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;
(l)    the Exhibits, Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;
(m)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
(n)     any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Authority include any successor to that Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;
(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean New York City time.
Section 11.04    Severability. Any non-material term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 11.05    Entire Agreement. This Agreement, together with any documents and instruments executed pursuant hereto and thereto, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Exhibits, the statements in the body of this Agreement will control.
Section 11.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the Other Party, except that (i) the Buyer may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries and (ii) the Buyer shall be permitted to assign any of its rights (but not obligations) under this Agreement to any Financing Parties for purpose of creating a security interest herein or otherwise assigning as collateral in respect of any Financing. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 11.07    No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except the Financing Parties may enforce (and the Financing Parties are intended third party beneficiaries of) the provisions of Section 10.03(c) (solely to the extent that it relates to the Financing Parties), this Section 11.07 (solely to the extent that it relates to the Financing Parties), Section 11.08 (solely to the extent that it relates to the Financing Parties), the proviso in the first sentence of Section 11.09 and Section 11.10(d).

Section 11.08    No Recourse; Release.
(a)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any Liability for any obligations or Liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions contemplated hereby. In addition, the Seller agrees on behalf of itself and its Affiliates that none of the Financing Parties or any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling Person, Representatives or Affiliates shall have any Liability or obligation to the Seller or any of its Affiliates relating to this Agreement or any of the Transactions (including any Financing) whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything herein to the contrary, nothing in this Section 11.08 shall limit the rights of the Seller or its Affiliates pursuant to any existing financing arrangements of the Seller or such Affiliate with any of the Financing Parties.
(b)    Effective as of the Transfer Sub Membership Interests Closing, except for any rights or obligations under this Agreement, the Seller, on behalf of itself and each of its Affiliates (including the Subsidiary Sellers) and each of its and their respective past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, in such capacities, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Transfer Subs, each of their past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (in each case in their capacity as such) (collectively, the “Released Parties”) of and from any and all Actions, causes of action, executions, judgments, duties, dues, accounts, bonds, Contracts, Liabilities and covenants (whether express or implied), whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, arising from any cause, matter or event occurring prior to the Transfer Sub Membership Interests Closing and, in each case, with respect to its ownership of equity interests in the Transfer Subs or in its capacity as an Affiliate of the Transfer Subs or a Representative, general or limited partner, management company, member, stockholder, equity holder, controlling Person, Subsidiary or Affiliate of the Transfer Subs or an Affiliate of the Transfer Subs; provided, that the release given under this Section 11.08 shall not apply to any claims arising under this Agreement.
Section 11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Buyer and the Seller; provided, that, notwithstanding anything to the contrary contained herein, Section 10.03(c) (solely to the extent that it relates to the Financing Parties), Section 11.07 (solely to the extent that it relates to the Financing Parties), Section 11.08 (solely to the extent that it relates to the Financing Parties), this proviso of Section 11.09 and Section 11.10(d) (and any related definition to the extent an amendment of such definition would modify the substance of any of the foregoing provisions) may not be amended in a manner that is materially adverse to the Financing Parties without the prior written consent of the Financing Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 11.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)    Subject to the provisions of Section 11.11, the Parties irrevocably submit to the jurisdiction of the Chosen Courts, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for interpretation or enforcement hereof or any such document that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each Party irrevocably agrees that all claims with respect to such Action shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (the “Chosen Courts”) and that it will not bring any Action arising out of or relating to this Agreement, the documents referred to in this Agreement or the Transactions in any other court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Action in the manner provided in this Section 11.10(b) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and each Party agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; provided, that each Party’s consent to jurisdiction contained in this Section 11.10(b) is solely for the purpose referred to in this Section 11.10(b) and shall not be deemed to be a general submission to such courts or a submission to such courts other than for such purpose.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.10(c).
(d)    Notwithstanding the foregoing, each Party agrees (i) that it will not bring or support or permit any of its Affiliates to bring or support anyone else in bringing any claim or cause of action (whether at Law, in contract or in tort or otherwise) against any Financing Party relating to this Agreement, any Financing, any document relating to any Financing, the Transactions contemplated hereby or thereby, other than in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and the appellate courts thereof), (ii) any such claim or cause of action shall (except as otherwise expressly provided in any document relating to any Financing) be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and (iii) to waive any right to trial by jury in respect of any such claim, suit, action or proceeding.
Section 11.11    Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts – provided that, solely to the extent necessary to enforce obligations hereunder related to the transfer of real property as determined by the Chosen Courts, the Buyer may pursue an action or proceeding in the state courts of the State of Ohio and the federal courts of the United States of America located in Cuyahoga County, Ohio – without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach, in each case, solely where such remedy is expressly permitted hereunder. Each Party further agrees that no Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. For the avoidance of doubt, the Seller acknowledges and agrees that in the event that the Buyer pays the

Termination Fee in accordance with Section 10.03, the Termination Fee shall be the Seller’s sole and exclusive remedy for the Buyer’s failure to consummate the Transfer Sub Membership Interests Closing.
Section 11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.13    Payments and Revenues. If, after the Transfer Sub Membership Interests Closing, any Party shall receive any payment, revenue or other amount that belongs to another Party pursuant to this Agreement, such receiving Party shall promptly remit or cause to be remitted such amount to the Party entitled to such amount.
Section 11.14    Survival. Except to the extent set forth in Section 8.19, the representations, warranties, covenants and agreements contained in this Agreement or in any certificates or other documents delivered prior to or as of the Transfer Sub Membership Interests Closing shall survive until (but not beyond) the Transfer Sub Membership Interests Closing. Accordingly, no claim of any nature whatsoever for breach of such representations, warranties, covenants or agreements may be made, or Action instituted, after the Transfer Sub Membership Interests Closing, except as otherwise set forth in Section 8.19. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied or survive after the Closing Date (including Section 8.19), shall survive until satisfied in accordance with their terms, and claims may be made, and Actions instituted, after the Transfer Sub Membership Interests Closing with respect thereto. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit or prohibit the rights of the Buyer to pursue recoveries under the R&W Insurance Policy or the rights and remedies of the Buyer in the event of Fraud or Willful Breach on the part of Seller.
Section 11.15    Buyer’s and Transfer Subs’ Reliance on its Investigations. The provisions of this Section 11.15 shall survive the Transfer Sub Membership Interests Closing indefinitely and shall not be deemed merged into any of the Transfer Sub Membership Interests Closing documents.
(a)    THE BUYER AND EACH TRANSFER SUB EACH ACKNOWLEDGE AND AGREE, BY CONSUMMATING THE TRANSACTIONS, EACH WILL BE DEEMED TO HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF EACH CONVEYED PROPERTY, EITHER INDEPENDENTLY OR THROUGH AGENTS OF THE BUYER’S CHOOSING. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE SELLER, EACH TRANSFER SUB AND THE BUYER AGREE THAT THE SUBSIDIARY SELLERS ARE ASSIGNING AND TRANSFERRING AND EACH TRANSFER SUB IS ACCEPTING THE CONVEYED PROPERTIES ON AN “AS IS, WHERE IS, ALL FAULTS” BASIS AS OF THE DATE OF THIS AGREEMENT, SUBJECT TO ORDINARY WEAR AND TEAR, WITH ANY AND ALL LATENT AND PATENT DEFECTS, EXCEPT FOR THE REPRESENTATIONS AND

WARRANTIES OF THE SELLER WHICH ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THIS AGREEMENT. EACH OF THE BUYER AND EACH TRANSFER SUB ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THIS AGREEMENT, IT IS SOLELY RELYING UPON ITS EXAMINATION OF EACH CONVEYED PROPERTY AND IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM THE SELLER OR ANY SUBSIDIARY SELLER OR THEIR RESPECTIVE AGENTS OR BROKERS AS TO ANY MATTER CONCERNING EACH CONVEYED PROPERTY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF ANY CONVEYED PROPERTY, INCLUDING, BUT NOT LIMITED TO, ACCESS, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING ANY CONVEYED PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF ANY CONVEYED PROPERTY, AND EACH CONVEYED PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF ANY CONVEYED PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF ANY CONVEYED PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF ANY CONVEYED PROPERTY, (VI) THE COMPLIANCE OF ANY CONVEYED PROPERTY OR ANY CONVEYED PROPERTY’S OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT ANY CONVEYED PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON ANY CONVEYED PROPERTY, (IX) THE CONDITION OF TITLE TO ANY CONVEYED PROPERTY, (X) ANY FORECASTS, PROJECTIONS OR ESTIMATES OF FUTURE RESULTS, INCLUDING THE NET OPERATING INCOME WITH RESPECT TO ANY CONVEYED PROPERTY, AND (XI) THE ECONOMICS OF THE OPERATION OF ANY CONVEYED PROPERTY.
(b)    WITHOUT LIMITING THE ABOVE, EXCEPT AS OTHERWISE PROVIDED IN ANY AGREEMENT ENTERED INTO BETWEEN THE BUYER AND/OR ITS AFFILIATES, ON THE ONE HAND, AND THE SELLER AND/OR ITS AFFILIATES, ON THE OTHER HAND, INCLUDING, WITHOUT LIMITATION, THE MASTER LEASE WITH RESPECT TO THE MASTER LEASE TENANTS AND THEIR AFFILIATES, THE LEASE GUARANTY WITH RESPECT TO THE GUARANTOR AND ITS AFFILIATES AND THE LOAN AGREEMENT WITH RESPECT TO HIGBEE TRANSFEROR, THE OTHER BORROWER THEREUNDER, GUARANTOR AND THEIR RESPECTIVE AFFILIATES (INCLUDING, WITHOUT LIMITATION, ANY COVENANT OR OBLIGATION OF THE

SELLER AND/OR ITS AFFILIATES PURSUANT TO ANY SUCH AGREEMENT), EFFECTIVE UPON THE TRANSFER SUB MEMBERSHIP INTERESTS CLOSING, EACH OF THE BUYER AND EACH TRANSFER SUB, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH THE BUYER OR ANY TRANSFER SUB, AS APPLICABLE, AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER, THE SUBSIDIARY SELLERS AND THEIR RESPECTIVE AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, PROPERTY MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE PREDECESSORS, HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL AUTHORITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH OR RELATING TO ANY ASSUMED LIABILITY, ANY CONVEYED PROPERTY OR ITS CONDITION OR ANY LAW APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS AT ANY CONVEYED PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO ANY CONVEYED PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS, BUT IN ALL EVENTS EXCLUDING (I) ANY REPRESENTATIONS, WARRANTIES AND/OR OBLIGATIONS OF THE SELLER OR ITS SUBSIDIARIES UNDER THIS AGREEMENT THAT EXPRESSLY SURVIVE THE TRANSFER SUB MEMBERSHIP INTERESTS CLOSING OR ANY INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT AND (II) THE FRAUDULENT ACTIONS OF THE SELLER OR ITS SUBSIDIARIES.
Section 11.16    Master Lease. If the Transfer Sub Membership Interests Closing shall occur, notwithstanding any provision to the contrary contained in this Agreement or any of the Transfer Sub Membership Interests Closing documents, nothing contained herein or therein shall limit the obligations of the Master Lease Tenants under the Master Lease. The provisions of this Section 11.16 shall survive the Transfer Sub Membership Interests Closing indefinitely and shall not be deemed merged into any of the Transfer Sub Membership Interests Closing documents.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Equity Purchase Agreement to be executed as of the date first written above.

JACK OHIO FINANCE LLC

By:	/s/ Matthew Cullen Name: Matthew Cullen Title: President

[Signature Page to Equity Purchase Agreement (Cleveland)]

QUINTUS LANDLORD LLC

By:	/s/ Matthew Cullen Name: Matthew Cullen Title: President

[Signature Page to Equity Purchase Agreement (Cleveland)]

JACK OHIO LLC

By:	/s/ Matthew Cullen Name: Matthew Cullen Title: President

[Signature Page to Equity Purchase Agreement (Cleveland)]

VICI PROPERTIES L.P.

By:	/s/ David Kieske Name: David Kieske Title: Treasurer

[Signature Page to Equity Purchase Agreement (Cleveland)]

Acknowledged and agreed solely for purposes of Section 6.02(l):
FUNDAMENTAL PARKING, LLC
By: /s/ Matthew Cullen
Name:    Matthew Cullen
Title:    Authorized Representative

[Joinder to Equity Purchase Agreement (Cleveland)]